The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

October 28, 2025

For Immediate Release

Company Name:	Sumitomo Chemical Co., Ltd.
Representative:	Nobuaki Mito President and Representative Director
Securities Code:	4005
Stock Exchange Listings:	Prime Section of the Tokyo Stock Exchange
Inquiries:	Shunji Kobayashi General Manager Corporate Communications Dept. (Tel: +81-3-5201-0200)
Company Name:	Tanaka Chemical Corporation
Representative:	Tetsushi Kondo Representative Director, Executive President
Securities Code:	4080
Stock Exchange Listings:	Standard Section of the Tokyo Stock Exchange
Inquiries:	Ryota Yamazaki Managing Executive Officer (Tel: +81-###-##-####)

Notice Regarding Execution of a Share Exchange Agreement (Simplified Share Exchange)
to Make Tanaka Chemical Corporation a Wholly-Owned Subsidiary of Sumitomo Chemical Co., Ltd.

Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”) and Tanaka Chemical Corporation (“Tanaka Chemical”; Sumitomo Chemical and Tanaka Chemical are hereinafter collectively referred to as the “Companies”) hereby announce that they have respectively determined, pursuant to the resolutions passed at their respective board of directors meetings held today, to implement a share exchange (the “Share Exchange”), which will result in Sumitomo Chemical becoming a wholly-owning parent company resulting from a share exchange and Tanaka Chemical becoming a wholly-owned subsidiary resulting from a share exchange. Sumitomo Chemical and Tanaka Chemical executed a share exchange agreement (the “Share Exchange Agreement”) today as described below.

The Share Exchange is planned to be implemented on the effective date of January 30, 2026, with respect to Sumitomo Chemical, through the simplified share exchange procedures, which do not require approval by a resolution of a general meeting of shareholders, as prescribed in Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter), and with respect to Tanaka Chemical, after the Share Exchange Agreement is approved by a resolution of an extraordinary general meeting of shareholders of Tanaka Chemical, which is scheduled to be held on December 25, 2025.

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In addition, prior to the effective date of the Share Exchange (which is scheduled to be executed on January 30, 2026), common shares of Tanaka Chemical (the “Tanaka Chemical Shares”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (the “TSE”) on January 28, 2026 (with a final trading date of January 27, 2026).

1.	The Purpose of Making Tanaka Chemical a Wholly-Owned Subsidiary Through the Share Exchange

As of March 31, 2025, Sumitomo Chemical operates such business as its Agro & Life Solutions, ICT & Mobility Solutions, Advanced Medical Solutions, and Essential & Green Materials, etc.

Sumitomo Chemical was established in June 1925. With a view to continuously grow as an “Innovative Solution Provider,” which represents its long-term vision, in accordance with its corporate philosophy, including Sumitomo’s business spirit of “harmony between the individual, the nation, and society,” Sumitomo Chemical has established the following basic policies for its FY2025 - FY2027 Corporate Business Plan “Leap Beyond - Return to a Growth Trajectory -”: (i) Upgrading its business portfolio through a new growth strategy; (ii) Increasing resilience through continuous structural reforms; (iii) Improving financial and capital efficiency; (iv) an R&D strategy centered on its three X’s; and (v) Enhancing its management foundation to support its new growth strategy.

Tanaka Chemical was established in December 1957 and has been engaged in the research, development, and manufacturing of high-value-added functional chemical materials, including battery materials, electronic materials, catalyst materials, surface treatment materials, and fuel cell materials, mainly using compounds of nickel, cobalt, and manganese. The achievements of its technological development have resulted in cathode material technologies for high-performance small rechargeable batteries, such as lithium-ion batteries and nickel-metal hydride batteries, as well as medium-sized and large-sized rechargeable batteries, which are the heart of energy-saving and environmentally friendly vehicles. In the rechargeable battery-related industry, demand is growing for Japanese companies from an economic security perspective. Under such circumstances, Tanaka Chemical possesses solid technological capabilities in the field of cathode materials for rechargeable batteries, and, as of March 31, 2025, its principal business consists of the manufacture and sale of cathode materials for rechargeable batteries.

The relationship between Sumitomo Chemical and Tanaka Chemical began in March 2013, when the Companies entered into a capital and business alliance agreement to strengthen their technological and business capabilities in anticipation of expanding the cathode material business, and Sumitomo Chemical subscribed for 1,250,000 Tanaka Chemical Shares through a third-party allotment. Subsequently, in December 2014, Sumitomo Chemical subscribed for 950,000 Tanaka Chemical Shares through a third-party allotment, which resulted in the Tanaka Chemical Shares held by Sumitomo Chemical increasing to 2,200,000 shares. Furthermore, in August 2016, Sumitomo Chemical subscribed for 10,500,000 Tanaka Chemical Shares through a third-party allotment. As a result, the Tanaka Chemical Shares held by Sumitomo Chemical increased to 12,700,000 shares, and Tanaka Chemical became a subsidiary of Sumitomo Chemical. To date, Sumitomo Chemical and Tanaka Chemical have achieved certain results by promoting initiatives to enhance Tanaka Chemical’s corporate value, including improving its profitability. This was accomplished by jointly developing cathode materials that meet diverse customer needs and strengthening their collaboration, while maintaining Tanaka Chemical’s independence. In addition, Tanaka Chemical has been continuously advancing technological development to meet the technical demands for cathode materials which have become increasingly sophisticated with the growth of the EV market.

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However, the environment surrounding the rechargeable battery market, which had been expected to expand rapidly alongside the shift toward xEV driven by environmental considerations and energy conservation, has recently entered a phase of deceleration and stagnation, particularly in the growth of BEV demand, due to factors such as the reduction of subsidy policies in various countries. Moreover, compounded by soaring raw material prices as well as rising labor and energy costs, the business environment faced by Tanaka Chemical has become increasingly harsh. Furthermore, Tanaka Chemical was significantly impacted by the commencement of bankruptcy proceedings in March 2025 by Northvolt, which had been a major Swedish battery manufacturer and a key customer in Europe. As a result, Tanaka Chemical’s current performance is falling below initial projections, creating an extremely challenging situation. Tanaka Chemical recorded a net loss for the fiscal year ending March 31, 2025, and is expected to record a net loss for the fiscal year ending March 31, 2026, as well.

Sumitomo Chemical has considered fundamental management reform proposals, including a review of its capital relationship with Tanaka Chemical, based on its recognition of challenges arising from changes in the business environment surrounding Tanaka Chemical, and from perspectives such as measures to enhance Tanaka Chemical’s corporate value by leveraging Tanaka Chemical’s strengths, the impact on Tanaka Chemical’s minority shareholders, the financial impact on Sumitomo Chemical, and the impact on the interests of Sumitomo Chemical’s shareholders.

As a result, Sumitomo Chemical determined that, rather than Tanaka Chemical continuing independent business operations as a listed company, it was necessary to transition, through making Tanaka Chemical its wholy-owned subsidiary, to an integrated management structure where Sumitomo Chemical would be able to provide close support for technological development and establishment of a business foundation without concern for conflicts of interest, thereby enabling (i) the acceleration of research and development and establishment of technologies based on existing outstanding technical capabilities regarding cathode materials to meet increasingly sophisticated demands from customers, (ii) improvement of profitability, (iii) stabilization of cash flow, and, when necessary, (iv) implementation of bold structural reforms. Therefore, on August 1, 2025, Sumitomo Chemical made a proposal to Tanaka Chemical for the Share Exchange (the “Proposal”).

Tanaka Chemical, in response to the Proposal by Sumitomo Chemical, its parent company, decided to begin a detailed examination of the Share Exchange. Upon commencing the detailed examination of the Share Exchange, and prior to Tanaka Chemical’s board of directors’ deliberation of the pros and cons of the Share Exchange and adoption of any resolution in that regard, Tanaka Chemical established a framework for conducting such detailed examinations, by establishing a special committee composed of members independent from Sumitomo Chemical and independent from the outcome of the Share Exchange on August 5, 2025 (the “Special Committee”; for details, please see 3. “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below). This was done for the purposes of protecting Tanaka Chemical’s minority shareholders from any structural conflict-of-interest issues that could arise from the Share Exchange, and as one of the measures to ensure the fairness of the Share Exchange from the perspective of ensuring the fairness of the exchange ratio for the Share Exchange, eliminating arbitrariness in the decision-making process, and avoiding conflicts of interest.

Through the Share Exchange, the Companies believe that they will be able to eliminate conflicts of interest between Tanaka Chemical’s minority shareholders and Sumitomo Chemical, as well as constraints on ensuring independence. This will enable the Companies to enjoy the benefits of flexibly implementing measures for the overall optimization of the Group from a longer-term perspective and to respond swiftly to changes in the business environment.

Specifically, through the Share Exchange, it is expected that Tanaka Chemical will reduce the operational burden of its head office and back-office functions, as well as various expenses associated with maintaining its listing status. The Companies believe that by more swiftly and proactively allocating the surplus resources generated by these initiatives, such as personnel, funds, and time, to areas in which Tanaka Chemical should focus going forward, such as improving profitability and establishing business operating structures, they will be able to achieve efficient utilization of management resources and stabilization of cash flow. The Companies also believe that becoming a wholly-owned subsidiary of Sumitomo Chemical will enable Tanaka Chemical to respond swiftly with the support of Sumitomo Chemical if bold structural reforms were to become necessary in the future.

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As a result of the Share Exchange, Tanaka Chemical will be delisted. Consequently, it will lose the advantages typically enjoyed by listed companies, such as access to diverse funding methods through equity financing, positive effects on recruiting activities resulting from enhanced social credibility and recognition, and enhanced reliability of financial information through accounting audits. However, for funding needs, there are alternative means to equity financing, such as financial support from a parent company to its subsidiary. In addition, Tanaka Chemical’s name recognition is already sufficiently high due to its long business history, and even after becoming an unlisted company, it can continue to benefit from the name recognition that the Sumitomo Chemical group has by further strengthening its collaborations within the group as a wholly-owned subsidiary of Sumitomo Chemical. Due to these factors, the negative impact on recruitment of human resources and other activities is expected to be small. Furthermore, even after becoming a wholly-owned subsidiary of Sumitomo Chemical, Tanaka Chemical will remain subject to Sumitomo Chemical’s consolidated accounting audits, so its financial reliability is expected to be maintained. Accordingly, the Companies believe that the impact resulting from the delisting will be minimal.

Furthermore, the Companies have determined that the Share Exchange is the preferable method for making Tanaka Chemical a wholly-owned subsidiary. This is because, as consideration for the Share Exchange, common shares of Sumitomo Chemical (the “Sumitomo Chemical Shares”) will be delivered to Tanaka Chemical’s minority shareholders. This will provide them with the opportunity to hold the Sumitomo Chemical Shares and benefit from the business development and profit expansion of the Sumitomo Chemical group resulting from expected synergies, and ultimately from an increase in the price of the Sumitomo Chemical Shares. In addition, the Sumitomo Chemical Shares are highly liquid and can be converted to cash at any time through trading on the market. Therefore, the Companies believe that this scheme is suitable.

Based on the above points, Sumitomo Chemical has concluded that making Tanaka Chemical its wholly-owned subsidiary through the Share Exchange is the best measure to maintain and enhance the corporate value of both Sumitomo Chemical and Tanaka Chemical. Tanaka Chemical has also concluded that, in light of the current business environment surrounding Tanaka Chemical, the Share Exchange proposed by Sumitomo Chemical is the best measure from the perspective of avoiding a disadvantageous situation for Tanaka Chemical’s minority shareholders, maintaining its credibility with stakeholders, and ensuring the continuity of Tanaka Chemical’s business, as well as maintaining and enhancing its corporate value. As described above, after careful deliberation by the Companies, the Companies reached the conclusion that making Tanaka Chemical a wholly-owned subsidiary of Sumitomo Chemical through the Share Exchange will contribute to the maintenance and enhancement of the corporate value of the Companies. Therefore, after discussing various terms and conditions, including the allotment ratio of the Share Exchange, the Companies reached an agreement, and today, at the meeting of their respective board of directors, the Companies resolved to implement the Share Exchange with the purpose of making Tanaka Chemical a wholly-owned subsidiary of Sumitomo Chemical and also executed the Share Exchange Agreement.

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2.	Summary of the Share Exchange
(1)	Schedule of the Share Exchange
Date of resolution of the board of directors for the execution of the Share Exchange Agreement (the Companies)	October 28, 2025 (Tue)
Date of execution of the Share Exchange Agreement	October 28, 2025 (Tue)
Date of public notice regarding the record date for the extraordinary general meeting of shareholders (Tanaka Chemical)	October 28, 2025 (Tue)
Record date for the extraordinary general meeting of shareholders (Tanaka Chemical)	November 12, 2025 (Wed) (Scheduled)
Date of the extraordinary general meeting of shareholders for the approval of the Share Exchange Agreement (Tanaka Chemical)	December 25, 2025 (Thu) (Scheduled)
Share exchange ratio determination date	January 16, 2026 (Fri) (Scheduled)
Final trading date (Tanaka Chemical)	January 27, 2026 (Tue) (Scheduled)
Delisting date (Tanaka Chemical)	January 28, 2026 (Wed) (Scheduled)
Scheduled date of the Share Exchange (effective date)	January 30, 2026 (Fri) (Scheduled)

(Note 1)    The schedule of the Share Exchange is subject to change, upon an agreement between the Companies, if such change is necessary to accommodate procedures for the Share Exchange or for any other similar reasons. Should any changes occur to the above schedule, the Companies will promptly announce them.

(Note 2)    Sumitomo Chemical plans to implement the Share Exchange through the simplified share exchange procedures, which do not require approval by a resolution of the general meeting of shareholders, as prescribed in Article 796, Paragraph 2 of the Companies Act.

(2)	Method of the Share Exchange

The Share Exchange is a share exchange by which Sumitomo Chemical will become a wholly-owning parent company resulting from a share exchange and Tanaka Chemical will become a wholly-owned subsidiary resulting from a share exchange. The Share Exchange is scheduled to be carried out on January 30, 2026, upon Sumitomo Chemical carrying out simplified share exchange procedures for which an approval by a resolution of a general meeting of shareholders is not required, pursuant to Article 796, Paragraph 2 of the Companies Act and Tanaka Chemical obtaining an approval for the Share Exchange Agreement by a resolution of an extraordinary general meeting of shareholders to be held on December 25, 2025.

(3)	Details of allotment in the Share Exchange

In the Share Exchange, Sumitomo Chemical will allot, in exchange for the Tanaka Chemical Shares, to the shareholders of Tanaka Chemical (excluding Sumitomo Chemical) existing immediately prior to the time when Sumitomo Chemical acquires all of the issued shares of Tanaka Chemical (excluding the Tanaka Chemical Shares held by Sumitomo Chemical) as a result of the Share Exchange (the “Record Time”), the Sumitomo Chemical Shares in a number obtained by multiplying the number of the Tanaka Chemical Shares held by such shareholders by the share exchange ratio calculated in accordance with the following formula (the method for calculating the share exchange ratio in such way shall hereinafter be referred to as the “Variable Share Exchange Ratio Method”).

Share exchange ratio = 424 yen (*) / Average price of common shares of Sumitomo Chemical

* The value per Tanaka Chemical Share calculated by the method described in 3. “(1) Basis and grounds for details of allotment” below

In the formula above, “Average price of common shares of Sumitomo Chemical” means the simple average (that shall be calculated to the first decimal place and rounded off to the whole number) of the closing prices per Sumitomo Chemical Share for the four (4) trading days (excluding days on which transactions are not conducted) from January 13, 2026 (including the same day) to January 16 of the same year (including the same day) on the Prime Market of the TSE.

(Note 1) Method for calculating the share exchange ratio

The share exchange ratio shall be calculated to the third decimal place and rounded off to the second decimal place.

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(Note 2) Number of the Sumitomo Chemical Shares to be delivered upon the Share Exchange

Sumitomo Chemical will deliver to the shareholders of Tanaka Chemical at the Record Time (meaning shareholders of Tanaka Chemical after the cancellation of treasury shares by Tanaka Chemical as described below, and excluding Sumitomo Chemical), in exchange for the Tanaka Chemical Shares held by such shareholders, the Sumitomo Chemical Shares in a number obtained by multiplying the total number of the Tanaka Chemical Shares held by such shareholders by the share exchange ratio above.

Sumitomo Chemical is scheduled to use the treasury shares held by Sumitomo Chemical (20,519,186 shares as of June 30, 2025) for all of the shares that Sumitomo Chemical will deliver upon the Share Exchange. However, if the number of such treasury shares is insufficient, Sumitomo Chemical is scheduled to issue new common shares in a number equal to such shortfall in the delivery of shares upon the Share Exchange.

In addition, Tanaka Chemical is scheduled to cancel, at the Record Time, all of the treasury shares held by it as of the Record Time (including treasury shares to be acquired by Tanaka Chemical in response to share purchase demands from dissenting shareholders in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act) by a resolution of the board of directors to be held on or before the day preceding the effective date of the Share Exchange.

(Note 3) Handling of shares less than one (1) unit

The shareholders of Tanaka Chemical who will hold shares less than one (1) unit (less than one hundred (100) shares) of Sumitomo Chemical as a result of the Share Exchange may use the following systems with respect to the Sumitomo Chemical Shares, pursuant to the Articles of Incorporation and share handling regulations of Sumitomo Chemical. Shares less than one (1) unit cannot be sold on a financial instruments exchange.

(i)	Further purchase of shares less than one (1) unit (further purchase to reach a total of one hundred (100) shares)

This is a system in which the shareholders holding shares less than one (1) unit of Sumitomo Chemical may, pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Sumitomo Chemical, further purchase, from Sumitomo Chemical, the number of shares necessary to make up one (1) unit together with the number of shares less than one (1) unit such shareholders currently hold.

(ii)	Demand for purchase by the holder of shares less than one (1) unit (sale of shares less than one (1) unit)

This is a system in which the shareholders holding shares less than one (1) unit of Sumitomo Chemical may request that Sumitomo Chemical purchase the shares less than one (1) unit held by such shareholders, pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4) Handling of fractional shares

With respect to the shareholders of Tanaka Chemical who will be allotted fractional shares of Sumitomo Chemical as a result of the Share Exchange, Sumitomo Chemical will, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations, sell the number of the Sumitomo Chemical Shares equivalent to the total sum of the fractional shares (in cases where the total sum includes a fraction, such fraction is to be discarded) and pay the sales proceeds to each of such shareholders in proportion to the fractional shares attributed to them.

(4)	Handling of stock acquisition rights and bonds with stock acquisition rights upon the Share Exchange

There are no applicable matters because Tanaka Chemical, which will become a wholly-owned subsidiary resulting from a share exchange upon the Share Exchange, has issued neither stock acquisition rights nor bonds with stock acquisition rights.

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3.	Basis for details of allotment in the Share Exchange
(1)	Basis and grounds for details of allotment

Sumitomo Chemical and Tanaka Chemical appointed their respective third-party appraisers and various advisors independent of the Companies in order to ensure fairness and appropriateness in the determination of the value per Tanaka Chemical Share as described in 2. “(3) Details of allotment in the Share Exchange” above. Sumitomo Chemical and Tanaka Chemical commenced their full-fledged examinations after Sumitomo Chemical appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and third-party appraiser and Nagashima Ohno & Tsunematsu as its legal advisor, and Tanaka Chemical appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as its financial advisor and third-party appraiser and City-Yuwa Partners as its legal advisor.

Sumitomo Chemical and Tanaka Chemical sincerely negotiated and discussed the purpose of the Share Exchange, the method of calculation of the share exchange ratio and the share exchange ratio, etc. taking into account the Companies’ financial conditions, performance trends and share price trends, etc.

In an ordinary share exchange, a share exchange ratio and the number of shares of a wholly-owning parent company resulting from a share exchange to be delivered as consideration are determined at the time of the announcement of such share exchange. However, in the Share Exchange, since the consideration is the Sumitomo Chemical Shares that are listed shares and the market price thereof fluctuates, the value (market value) of the Sumitomo Chemical Shares to be allotted and delivered to the shareholders of Tanaka Chemical will not be determined on the effective date of the Share Exchange. On the other hand, if the Variable Share Exchange Ratio Method is to be used, although the share exchange ratio and the number of shares of a wholly-owning parent company resulting from a share exchange to be delivered as consideration will not be determined, the value (market value) of the Sumitomo Chemical Shares to be allotted and delivered to the shareholders of Tanaka Chemical on the effective date of the Share Exchange can be determined in advance at the time of the execution of the Share Exchange Agreement. This is because the value of the Tanaka Chemical Shares is to be determined at the time of the announcement of the Share Exchange, and the number of the Sumitomo Chemical Shares to be delivered as consideration per Tanaka Chemical Share is to be determined based on the average price of the Sumitomo Chemical Shares during a certain period immediately prior to the effective date of the Share Exchange.

Sumitomo Chemical and Tanaka Chemical, recognizing the importance of giving maximum consideration to the shareholders of Tanaka Chemical, examined the features listed above and carefully discussed which method would be most appropriate, comprehensively taking into account the benefits for the shareholders of Tanaka Chemical. Based on the result of such careful discussions,the Companies ultimately determined that the Variable Share Exchange Ratio Method is the most appropriate method, placing importance on the merit that, while, in an ordinary share exchange, the shareholders of Tanaka Chemical bear the price fluctuation risk of the Sumitomo Chemical Shares to be delivered as consideration upon the Share Exchange, such price fluctuation risk can be avoided by using the Variable Share Exchange Ratio Method.

Sumitomo Chemical, as described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, carried out careful discussions and examinations based on a valuation report on the value of the Tanaka Chemical Shares that was obtained on October 27, 2025 from Nomura Securities, which is the financial advisor and third-party appraiser of Sumitomo Chemical, advice from Nagashima Ohno & Tsunematsu, which is the legal advisor of Sumitomo Chemical, and the results of the due diligence on Tanaka Chemical that was carried out by Sumitomo Chemical. Consequently, Sumitomo Chemical concluded that, even taking into account that Tanaka Chemical’s financial projection based on which Sumitomo Chemical examined the value of the Tanaka Chemical Shares has been based on a particular projection of Tanaka Chemical with respect to the progress of the research and development of Tanaka Chemical and business environment surrounding Tanaka Chemical in the future and, therefore, there is an existing degree of uncertainty, setting the value per Tanaka Chemical Share at 424 yen is appropriate and will contribute to the interests of the shareholders of Sumitomo Chemical, considering the feasibility of the Share Exchange and risks occurring from non-execution of the Share Exchange, and determined that it is appropriate to carry out the Share Exchange, setting the value per Tanaka Chemical Share at 424 yen.

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Tanaka Chemical, as described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, carried out careful discussions and examinations based on a valuation report on the value of the Tanaka Chemical Shares that was obtained on October 27, 2025 from Mitsubishi UFJ Morgan Stanley Securities, which is the financial advisor of Tanaka Chemical, advice from City-Yuwa Partners, which is the legal advisor of Tanaka Chemical, as well as the direction, advice, and a report received on October 27, 2025 (the “Report”; with regard to the details of the Report, please refer to the attached “Report” dated October 27, 2025) from the Special Committee consisting solely of the members who (i) are independent of Sumitomo Chemical, which is the controlling shareholder, and (ii) have independence in respect of the outcome of the Share Exchange. Consequently, Tanaka Chemical concluded that setting the value per Tanaka Chemical Share at 424 yen is appropriate and will contribute to the interests of the minority shareholders of Tanaka Chemical and determined that it is appropriate to carry out the Share Exchange, setting the value per Tanaka Chemical Share at 424 yen. In addition, although Tanaka Chemical, as announced in the “Notice Regarding Revision of Results Forecast” dated January 30, 2025 and the “Notice Regarding Revision of Results Forecast and Dividend Forecast” dated March 17, 2025, downwardly revised its full-year results forecast for the fiscal year ending March 31, 2025, it subsequently announced its actual figures for the full-year financial results for the fiscal year ending March 31, 2025 in the “Summary of Non-Consolidated Financial Results for Fiscal Year 2024 (Under Japanese GAAP)” dated May 8, 2025. Accordingly, it can be assessed that the market price of the Tanaka Chemical Shares has been formed based on such actual figures, and it has been determined that the downward revisions to the past results forecast for the fiscal year for which the actual figures have already been announced will not affect the appropriateness of the value per Tanaka Chemical Share.

As described above, Sumitomo Chemical and Tanaka Chemical carried out multiple negotiations and discussions, including the result of the calculation of the value per Tanaka Chemical Share that constitutes the basis of the calculation of the share exchange ratio submitted by the Companies’ respective third-party appraiser, carrying out careful examinations based on the result of the due diligence on Tanaka Chemical carried out by Sumitomo Chemical, and comprehensively taking into account factors such as the Companies’ financial conditions, asset status and future outlooks, etc. Consequently, Sumitomo Chemical and Tanaka Chemical concluded that setting the value per Tanaka Chemical Share at 424 yen is appropriate and will contribute to the interests of their respective shareholders and determined that it is appropriate to carry out the Share Exchange, setting the value per Tanaka Chemical Share at 424 yen.

In addition, with respect to the value of the Sumitomo Chemical Shares to be delivered as consideration, since the Variable Share Exchange Ratio Method is to be used, it is preferable to use a share price immediately prior to the effective date of the Share Exchange. However, since it is necessary to set a prescribed administrative processing period under the book-entry transfer system for securities prior to the effective date of the Share Exchange, it was determined that it would be appropriate to use the simple average of the closing prices for each trading day during a certain period immediately prior to such processing period.

(2)	Matters relating to the calculation
(a)	Names of appraisers and relationships with the Companies

Nomura Securities, which is Sumitomo Chemical’s third-party appraiser, and Mitsubishi UFJ Morgan Stanley Securities, which is Tanaka Chemical’s third-party appraiser, are both independent of the Companies and are not related parties of either of the Companies, nor do they have any material interest that must be disclosed in relation to the Share Exchange. The remuneration for Nomura Securities includes contingency fees payable on the condition of completion of the Share Exchange, etc. However, upon taking into consideration general practices for similar transactions, Sumitomo Chemical has determined that the inclusion of contingency fees payable on the condition of completion, etc. of the Share Exchange does not negate the independence of Nomura Securities. In addition, the remuneration for Mitsubishi UFJ Morgan Stanley Securities includes contingency fees payable on the condition of completion of the Share Exchange, etc. However, upon taking into consideration general practices for similar transactions, Tanaka Chemical has determined that the inclusion of contingency fees payable on the condition of completion of the Share Exchange, etc. does not negate the independence of Mitsubishi UFJ Morgan Stanley Securities.

At its first meeting held on August 18, 2025, the Special Committee confirmed that there were no issues of note regarding the independence of Mitsubishi UFJ Morgan Stanley Securities and approved its appointment as Tanaka Chemical’s third-party appraiser.

(Note)	Mitsubishi UFJ Morgan Stanley Securities has the same parent company as MUFG Bank, Ltd. (“MUFG Bank”). MUFG Bank provides financing to Tanaka Chemical as part of its banking transactions and holds a position as a shareholder. However, according to Mitsubishi UFJ Morgan Stanley Securities, pursuant to Article 36, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business, etc. (Cabinet Office Order No. 52 of 2007, as amended), the department within Mitsubishi UFJ Morgan Stanley Securities responsible for calculating the share value of the Tanaka Chemical Shares has established and implemented an appropriate conflict of interest management system as a preventive measure against adverse effects, including information barriers, to strictly manage information concerning Sumitomo Chemical and Tanaka Chemical between that department and other departments within the company or MUFG Bank. Therefore, Mitsubishi UFJ Morgan Stanley Securities is performing the calculation of the share value of the Tanaka Chemical Shares independently, without being influenced by the judgments of MUFG Bank.

(b)	Overview of the calculation
(i)	Calculation by Nomura Securities

Nomura Securities performed its calculation using (I) the average market price method, since the shares of Tanaka Chemical are listed on the TSE Standard Market and have a market price (the calculation reference date was set at October 27, 2025, and the referenced prices were (x) the closing price on the TSE on the calculation reference date and (y) the simple average closing prices on the TSE over each of the following periods ending on the calculation reference date: five (5)-business days; one (1) month; three (3) months; and six (6) months); and (II) the discounted cash flow method (the “DCF method”) to reflect future business activities of Tanaka Chemical in the valuation of the Tanaka Chemical Shares.

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The results of the calculation of the per-share value of the Tanaka Chemical Shares using the above valuation methods are as follows.

Results of the calculation of the per-share value
Average market price method	396 yen - 424 yen
DCF method	327 yen - 468 yen

In calculating the share value of the Tanaka Chemical Shares, Nomura Securities assumed that publicly available information and all information provided to Nomura Securities were accurate and complete, and Nomura Securities did not independently verify the accuracy or completeness thereof. In connection with Tanaka Chemical’s assets or liabilities (including derivative financial instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), Nomura Securities neither conducted any independent assessment, appraisal or evaluation, including any analysis or assessment of individual assets or liabilities, nor requested any third-party appraiser to conduct any appraisal or evaluation. Nomura Securities also proceeded on the basis that Tanaka Chemical’s financial projections and other information pertaining to the future had been reasonably examined or prepared by the management of Tanaka Chemical based on the best forecasts and judgments available at the time. The calculation by Nomura Securities is based on the information and the economic conditions obtained by Nomura Securities up to October 27, 2025. Furthermore, the calculation by Nomura Securities is solely intended to serve as a reference for the board of directors of Sumitomo Chemical when examining the share value of the Tanaka Chemical Shares.

In addition Tanaka Chemical’s financial projections, which Nomura Securities used as a basis for the calculation under the DCF method, included fiscal years for which significant increases or decreases in profits and free cash flow are expected compared to the previous fiscal year. Specifically, a significant decrease in operating income is expected in the fiscal year ending March 31, 2026, since a phased start-up of new production lines to increase production is planned, and, concurrently, depreciation expenses are also expected to increase. Due to increased sales volume resulting from the production increase, substantial increases in operating income are expected in the fiscal years ending March 31, 2029 and March 31, 2030. Furthermore, due to increases or decreases in working capital and fluctuations in the amount of capital investment for expanding production capacity resulting from the reasons stated above, significant decreases in free cash flow are expected in the fiscal years ending March 31, 2026 and March 31, 2028, and substantial increases in free cash flow are expected in the fiscal years ending March 31, 2027, March 31, 2029 and March 31, 2030. Such financial projections do not assume the implementation of the Share Exchange.

(ii) Calculation by Mitsubishi UFJ Morgan Stanley Securities

Mitsubishi UFJ Morgan Stanley Securities calculated the share value of the Tanaka Chemical Shares using (I) the market price analysis, since the shares of Tanaka Chemical are listed on the TSE Standard Market and have a market price; and (II) the discounted cash flow analysis (the “DCF analysis”) to reflect future business activities of Tanaka Chemical in the valuation of the Tanaka Chemical Shares.

The results of the calculation of the per-share value of the Tanaka Chemical Shares using the above valuation methods are as follows.

Results of calculation of the per-share value
Market price analysis	396 yen - 424 yen
DCF analysis	254 yen - 428 yen

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Under the market price analysis, using October 27, 2025, as the calculation reference date (the “Reference Date”), the per-share value of the Tanaka Chemical Shares was calculated to range from 396 yen to 424 yen, based on (I) the closing price of the Tanaka Chemical Shares on the TSE Standard Market on the Reference Date (424 yen); (II) the simple average closing price over the most recent one (1)-month period ending on the Reference Date (396 yen); (III) the simple average closing price over the most recent three (3)-month period ending on the Reference Date (401 yen); and (IV) the simple average closing price over the most recent six (6)-month period ending on the Reference Date (410 yen).

Under the DCF analysis, the per-share value of the Tanaka Chemical Shares was calculated to range from 254 yen to 428 yen after analyzing the corporate value and the share value of Tanaka Chemical by discounting, at a certain discount rate, the free cash flow that Tanaka Chemical is expected to generate after the fiscal year ending March 31, 2026, based on various elements such as the business plan, which was prepared by Tanaka Chemical for the period that could be reasonably predicted at the time, i.e., the period from the fiscal year ending March 31, 2026 to the fiscal year ending March 31, 2030 (the “Business Plan”) and publicly available information. Furthermore, a discount rate in the range of 6.50% to 7.00% was used by adopting the weighted average capital cost. For the calculation of the terminal value, the multiple method was adopted, with the EBITDA multiple set at 5.5 times to 8.0 times based on the standards of companies within the industry, and the terminal value was calculated to be in the range of 15,426 million yen to 22,437 million yen.

The financial projections based on the Business Plan, which Mitsubishi UFJ Morgan Stanley Securities used as a basis for the calculation under the DCF method, are as described below. The Business Plan includes fiscal years for which significant increases or decreases in profits and free cash flow are expected compared to the previous fiscal year. Specifically, a significant decrease in operating income is expected in the fiscal year ending March 31, 2026, since a phased start-up of new production lines to increase production is planned, and, concurrently, depreciation expenses are also expected to increase. Due to increased sales volume resulting from the production increase, substantial increases in operating income are expected in the fiscal years ending March 31, 2029 and March 31, 2030. Furthermore, due to increases or decreases in working capital and fluctuations in the amount of capital investment for expanding production capacity resulting from the reasons stated above, significant decreases in free cash flow are expected in the fiscal years ending March 31, 2026 and March 31, 2028, and substantial increases in free cash flow are expected in the fiscal years ending March 31, 2027, March 31, 2029 and March 31, 2030.

Regarding the net sales for the fiscal year ending March 31, 2026 (35,597 million yen) in the financial projections, Tanaka Chemical reflects the current business progress when preparing the Business Plan. Therefore, it differs from the net sales in the results forecast for the fiscal year ending March 31, 2026 (46,000 million yen.), which is contained in the “Summary of Non-Consolidated Financial Results for Fiscal Year 2024 (Under Japanese GAAP)” disclosed by Tanaka Chemical on May 8, 2025. For details, please refer to the “Notice Regarding Revision of Results Forecast” announced by Tanaka Chemical today.

In addition, the Business Plan was prepared with the aim of assessing the reasonableness of the terms and conditions of the Share Exchange, taking into account the past performance, current profitability, trends in the rechargeable battery market, and other relevant matters. The Business Plan was developed under an independent internal examination framework at Tanaka Chemical.

The synergies that are expected to be achieved from the implementation of the Share Exchange have not been included in the financial projections, since at the time it is difficult to provide a specific estimate for such synergies.

(Millions of yen)

	FY ending March 31, 2026	FY ending March 31, 2027	FY ending March 31, 2028	FY ending March 31, 2029	FY ending March 31, 2030
Net sales	35,597	31,138	35,923	40,997	45,978
Operating income	(778)	(838)	(661)	(143)	360
EBITDA	1,756	1,839	1,989	2,382	2,801
Free cash flow	(2,155)	1,235	(576)	(85)	2,483
(Note)	The analysis by Mitsubishi UFJ Morgan Stanley Securities and the underlying analysis of the share value of the Tanaka Chemical Shares were addressed to and provided solely for the reference of the board of directors of Tanaka Chemical. These analyses do not constitute a financial opinion or a recommendation by Mitsubishi UFJ Morgan Stanley Securities or its affiliates, nor do they express an opinion or make a recommendation to shareholders of Tanaka Chemical or Sumitomo Chemical regarding the approval of the Share Exchange, transfer or acquisition of shares, exercise of shareholder rights, such as voting rights, consent to the Share Exchange, or any other related matters.

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In analyzing and calculating the share value of the Tanaka Chemical Shares, Mitsubishi UFJ Morgan Stanley Securities relied on publicly available information or information provided by or otherwise obtained from Tanaka Chemical or Sumitomo Chemical, assuming that such information was accurate and complete, and Mitsubishi UFJ Morgan Stanley Securities did not independently verify the accuracy or completeness thereof. Furthermore, Mitsubishi UFJ Morgan Stanley Securities assumed that the financial projections were reasonably prepared and compiled by Tanaka Chemical’s management to reflect the best forecasts and judgments available at that time regarding Tanaka Chemical’s financial condition. Mitsubishi UFJ Morgan Stanley Securities is not a legal, accounting, or tax advisor. Mitsubishi UFJ Morgan Stanley Securities is a financial advisor and, with respect to legal, accounting, and tax matters, relied on the judgments of Tanaka Chemical and Tanaka Chemical’s legal, accounting, and tax advisors without conducting its own independent verification. In connection with the assets and liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of Tanaka Chemical, Sumitomo Chemical, and their affiliates, Mitsubishi UFJ Morgan Stanley Securities did not conduct its own assessment or evaluation, did not receive any assessment or evaluation, and did not request any third-party institution to conduct any appraisal or evaluation. The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on economic, financial, market, and other conditions existing as of the Reference Date, and on information available to Mitsubishi UFJ Morgan Stanley Securities as of the Reference Date. Events that occur from the Reference Date onward may affect the assumptions used in the analysis and preparation of the share valuation report by Mitsubishi UFJ Morgan Stanley Securities; however, Mitsubishi UFJ Morgan Stanley Securities has no obligation to update, revise, or reconfirm the share valuation report and analysis. Furthermore, the preparation of the share valuation report and the underlying analysis involve complex processes and are not necessarily suitable for partial analysis or summary descriptions. The share value range based on the specific analysis described herein should not be construed as Mitsubishi UFJ Morgan Stanley Securities’ assessment of the actual value of Tanaka Chemical.

(3)	Prospect of delisting and reasons therefor

As a result of the Share Exchange, Tanaka Chemical is scheduled to become a wholly-owned subsidiary of Sumitomo Chemical on January 30, 2026, which is the effective date of the Share Exchange, and pursuant to the TSE’s delisting criteria, the Tanaka Chemical Shares are scheduled to be delisted as of January 28, 2026 (with a final trading date of January 27, 2026). If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

Even after the delisting of the Tanaka Chemical Shares, the Sumitomo Chemical Shares that are to be allotted to the shareholders of Tanaka Chemical in the Share Exchange are listed on the TSE Prime Market, and such shares can be traded on a financial instruments exchange market even on or after the effective date of the Share Exchange. Sumitomo Chemical therefore believes that with respect to the shareholders of Tanaka Chemical who will receive, through the Share Exchange, an allotment of at least one hundred (100) Sumitomo Chemical Shares, which is the number of shares constituting one (1) unit of Sumitomo Chemical, Sumitomo Chemical can continue to provide liquidity for their Sumitomo Chemical Shares.

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For, the shareholders of Tanaka Chemical who will receive an allotment of less than one hundred (100) Sumitomo Chemical Shares, which is the number of shares constituting one (1) unit of Sumitomo Chemical, will not be able to sell such shares less than one (1) unit of Sumitomo Chemical on a financial instruments exchange market. However, such shareholders may demand that Sumitomo Chemical purchase their shares of less than one (1) unit. It is also possible for them to purchase additional shares from Sumitomo Chemical to make up a full unit together with the shares that they already hold that are less than one (1) unit. For details, please refer to (Note 3) “Handling of shares less than one (1) unit” in 2. “(3) Details of allotment in the Share Exchange” above. For details of the handling of fractional shares of Sumitomo Chemical allotted in the Share Exchange, please refer to (Note 4) “Handling of fractional shares” in 2. “(3) Details of allotment in the Share Exchange” above.

Shareholders of Tanaka Chemical may trade their Tanaka Chemical Shares on the TSE Standard Market until January 27, 2026, which is the last scheduled trading date, and may also execute their legal rights provided for in the Companies Act and other related laws and regulations until the Record Time.

(4)	Measures to ensure fairness (including measures to avoid conflicts of interest)

Since Sumitomo Chemical already holds 16,407,200 Tanaka Chemical Shares (representing 50.4% of the number of shares (32,531,747 shares) obtained by deducting the number of treasury shares of Tanaka Chemical (1,253 shares) from the number of issued shares of Tanaka Chemical (32,533,000 shares) as of September 30, 2025) and Tanaka Chemical is a consolidated subsidiary of Sumitomo Chemical, the Companies determined that it is necessary to avoid conflicts of interest and ensure fairness in the Share Exchange. The Companies have taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

(a)	Obtaining valuation reports from third-party appraisers independent of the Companies

In order to ensure fairness in the decision-making regarding the share exchange ratio to be used in the Share Exchange, Sumitomo Chemical appointed Nomura Securities, which is a third-party appraiser independent of the Companies, and obtained a valuation report on the share value of the Tanaka Chemical Shares dated October 27, 2025. Additionally, Tanaka Chemical appointed Mitsubishi UFJ Morgan Stanley Securities, which is a third-party appraiser independent of the Companies, and obtained a valuation report on the share value of the Tanaka Chemical Shares dated October 27, 2025.

For an outline of the valuation reports mentioned above, please refer to “(2) Matters relating to the calculation” above. The Companies did not obtain an opinion from each of their third-party appraisers stating that the value per share of the Tanaka Chemical Shares is fair for shareholders of Sumitomo Chemical or Tanaka Chemical from a financial perspective (a fairness opinion).

(b)	Advice from independent law firms

Sumitomo Chemical appointed Nagashima Ohno & Tsunematsu as its legal advisor for the Share Exchange, and obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method and process of its board of directors. Nagashima Ohno & Tsunematsu is independent of, and has no material interests in, the Companies.

Tanaka Chemical appointed City-Yuwa Partners as its legal advisor for the Share Exchange, and obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method and process of its board of directors. City-Yuwa Partners is independent of, and has no material interests in, the Companies. Furthermore, at its first meeting held on August 18, 2025, the Special Committee confirmed that there were no issues of note regarding the independence of City-Yuwa Partners and approved its appointment as Tanaka Chemical’s legal advisor.

(c)	Establishment of an independent special committee by Tanaka Chemical and obtaining a report from the special committee
(i)	Process of establishment of special committee, etc.

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In response to the Proposal by Sumitomo Chemical on August 1, 2025, upon commencing the detailed examination of the Share Exchange, and prior to deliberation of the pros and cons of the Share Exchange by the board of directors of Tanaka Chemical and adoption of any resolution in that regard, on August 5, 2025, Tanaka Chemical established the Special Committee composed of four (4) members, i.e., Mr. Kazuo Kuno (Outside Director and Independent Officer of Tanaka Chemical), Ms. Keiko Fukahori (Outside Director of Tanaka Chemical), Mr. Takeshi Inoue (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical) and Mr. Hirozumi Fujii (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical), for the purpose of (x) exercising caution in the decision-making process of the board of directors regarding the Share Exchange, (y) ensuring the fairness of decision-making by the board of directors by eliminating any potential arbitrariness and conflicts of interest in the decision-making process of the board of directors, and (z) obtaining an opinion on whether the decision by the board of directors to implement the Share Exchange can be considered fair to the general shareholders of Tanaka Chemical. Under mutual election by the members of the Special Committee, Mr. Kazuo Kuno was selected as the chairperson of the Special Committee. However, it was subsequently discovered that, although Ms. Keiko Fukahori did not serve as a director or officer of Sumitomo Chemical, which is a party to the Share Exchange, there was a possibility of certain doubts arising with respect to her independence, which is required as a member of the Special Committee, considering the fact that she served as an Executive Director of Koei Chemical Company, Limited (“Koei Chemical”), which is a subsidiary of Sumitomo Chemical, until June 2023. Therefore, she resigned from her position as a member of the Special Committee on October 17, 2025. Accordingly, after that date, the Special Committee is composed of three (3) members, i.e., Mr. Kazuo Kuno (Outside Director and Independent Officer of Tanaka Chemical), Mr. Takeshi Inoue (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical) and Mr. Hirozumi Fujii (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical). In this regard, the Special Committee, at its ninth meeting held on October 21, 2025, which was a date after Ms. Keiko Fukahori resigned from her position as a member of the Special Committee, carefully re-verified the process for the Special Committee’s examinations at its first to eighth meetings, in which Ms. Keiko Fukahori was involved as a member. Based on the specific circumstances of the discussions and examinations of the Special Committee, the three (3) members of the Special Committee believe that each member conducted examinations from an independent standpoint as an Independent Outside Officer of Tanaka Chemical, and therefore, the three (3) members concluded that it was not necessary to re-conduct the individual examination process under the current three (3)-member committee structure (for details, please refer to “(ii) Process of examination” below).

 The remuneration for the members of the Special Committee consists only of a fixed amount payable regardless of the success or failure of the Share Exchange and the content of their report. It does not include any contingency fees payable on the condition of completion of the Share Exchange, etc.

Tanaka Chemical consulted with the Special Committee matters in relation to (I) the reasonableness of the purposes of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the corporate value of Tanaka Chemical); (II) the fairness of the terms and conditions of the Share Exchange (including the share exchange ratio of the Share Exchange); (III) the fairness of the procedures for the Share Exchange; and (IV) whether the decision to implement the Share Exchange can be considered fair to the general shareholders of Tanaka Chemical, taking into account (I) through (III) above (the “Consultation Matters”). Furthermore, Tanaka Chemical has positioned the Special Committee as a body independent of the board of directors, and the board of directors has resolved to give maximum deference to the opinions of the Special Committee as expressed in the Report when making decisions regarding the Share Exchange and, especially if the Special Committee determines that the terms and conditions of the Share Exchange are unreasonable, not to make a decision to implement the Share Exchange.

In addition, Tanaka Chemical has resolved to grant the Special Committee (A) the authority to conduct negotiations on its own and substantially involve itself in the negotiation process regarding the terms and conditions of the Share Exchange by way of such means as receiving timely reports on the negotiation status, and expressing opinions, providing instructions, and making requests at critical junctures, (B) the authority to appoint its own external advisors (such as financial advisors, third-party appraisers, and legal advisors) as needed at Tanaka Chemical’s expense, or to designate or approve (including ex post facto approval) external advisors appointed by Tanaka Chemical, and if the Special Committee determines that it can rely on the external advisors appointed by Tanaka Chemical for professional advice, to utilize such external advisors, and (C) the authority to request that the officers and employees of Tanaka Chemical and external advisors to collect any and all information necessary to make a report.

(ii)	Process of examination

The Special Committee carefully examined the Consultation Matters by holding meetings of the Special Committee eleven (11) times in total during the period from August 18, 2025 to October 27, 2025, in addition to obtaining information, holding discussions from time to time, and taking other actions as necessary.

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Specifically, the Special Committee confirmed that there were no issues regarding the independence and expertise of Mitsubishi UFJ Morgan Stanley Securities, appointed by Tanaka Chemical as its third-party appraiser, and City-Yuwa Partners, appointed by Tanaka Chemical as its legal advisor, and approved those appointments. Subsequently, the Special Committee received explanations from, and held question-and-answer sessions with, Sumitomo Chemical and Tanaka Chemical, regarding the purposes of the Share Exchange, the background of, and course of events that led to, the Share Exchange, the details of synergies resulting from the Share Exchange, and the management policy and treatment of employees after the Share Exchange. Furthermore, the Special Committee also received explanations from, and held question-and-answer sessions with, Tanaka Chemical regarding the preparation procedures and content of the Business Plan. In addition, the Special Committee received explanations from and held question-and-answer sessions with Mitsubishi UFJ Morgan Stanley Securities, which is the third-party appraiser of Tanaka Chemical, regarding the method and results of the calculation of the share value of the Tanaka Chemical Shares. Moreover, the Special Committee received advice from City-Yuwa Partners, which is the legal advisor of Tanaka Chemical, on measures to ensure the fairness of the procedural aspects related to the Share Exchange, including the method and process, etc. of decision-making by the board of directors of Tanaka Chemical with respect to the Share Exchange and the operation of the Special Committee, and measures to avoid conflicts of interest (the above process shall hereinafter be referred to collectively as the “Examination Process”).

The Special Committee substantially involved itself in the negotiation process with Sumitomo Chemical by, after receiving timely reports on the process and details of the discussions and negotiations on the Share Exchange between the Companies, holding multiple discussions on the negotiation policies and other related matters until the final proposal on the share exchange ratio was received from Sumitomo Chemical, and providing its opinions to Tanaka Chemical.

As described in “(i) Process of establishment of special committee, etc.” above, Ms. Keiko Fukahori resigned from her position as a member of the Special Committee on October 17, 2025, since it was discovered that, although she did not serve as a director or officer of Sumitomo Chemical, which is a party to the Share Exchange, there was a possibility of certain doubts arising with respect to her independence, which is required as a member of the Special Committee, considering the fact that she served as an Executive Director of Koei Chemical, which is a subsidiary of Sumitomo Chemical, until June 2023 (Ms. Keiko Fukahori assumed a position as Part-time Director of Koei Chemical in June 2023, however, as a person in such a position does not fall under the category of a person responsible for the execution of operations of Koei Chemical, Tanaka Chemical believes that her current position does not raise any issue in terms of her independence). During the first to eighth meetings of the Special Committee held up to October 17, 2025, Ms. Keiko Fukahori, in her capacity as a member of the Special Committee, was involved in the Examination Process, and participated in part of the deliberations regarding the response policy in connection with the proposal from Sumitomo Chemical concerning the share exchange ratio for the Share Exchange. As such, she was involved in the examinations of the Consultation Matters for a certain period. However, at the ninth meeting of the Special Meeting, which was held after Ms. Keiko Fukahori resigned from her position as a member of the Special Committee, three (3) members of the Special Committee (specifically, Mr. Kazuo Kuno (Outside Director and Independent Officer of Tanaka Chemical), Mr. Takeshi Inoue (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical) and Mr. Hirozumi Fujii (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical)), excluding Ms. Keiko Fukahori, concluded that it was not necessary to re-conduct the individual examination process under the current three (3)-member committee structure, taking into account the fact that each member examined the Consultation Matters from an independent standpoint as an Independent Outside Officer of Tanaka Chemical and that the opinions and policies of the Special Committee thus far would not change regardless of Ms. Keiko Fukahori’s involvement or non-involvement, given that, when making decisions on opinions, policies, and other matters of the Special Committee at its meetings, all decisions were made unanimously by the members, and there were no indications that Ms. Keiko Fukahori arbitrarily manipulated the opinions of the Special Committee.

After carefully discussing and examining the Consultation Matters through such procedures, the Special Committee, upon unanimous consent of all its members, submitted a report to the board of directors of Tanaka Chemical on October 27, 2025, stating that it considered the decision to implement the Share Exchange to be fair to the general shareholders of Tanaka Chemical. For the content of the Report, please refer to the attached “Report” dated October 27, 2025.

(d)	Approval of all disinterested directors of Tanaka Chemical

Based on the legal advice obtained from City-Yuwa Partners, the content of the valuation report on the share value of the Tanaka Chemical Shares obtained from Mitsubishi UFJ Morgan Stanley Securities, the Report obtained from the Special Committee, the details of the multiple and continuous discussions that the Special Committee held with Sumitomo Chemical, and other relevant materials, Tanaka Chemical carefully deliberated and examined whether the Share Exchange proposed by Sumitomo Chemical would contribute to the enhancement of the corporate value of Tanaka Chemical and whether the terms and conditions of the Share Exchange including the share exchange ratio are fair. As a result of such deliberations and examination, at the meeting of its board of directors held on October 28, 2025, Tanaka Chemical resolved to enter into the Share Exchange Agreement.

At the meeting of the board of directors of Tanaka Chemical mentioned above, in light of the fact that Tanaka Chemical is a subsidiary of Sumitomo Chemical and the Share Exchange constitutes a transaction that typically involves issues of structural conflicts of interest and asymmetrical information, and from the standpoint of eliminating any potential influence of these issues on the deliberations and resolutions by the board of directors of Tanaka Chemical, the above-mentioned resolution was deliberated and unanimously adopted by four (4) out of the seven (7) directors of Tanaka Chemical, excluding Mr. Tetsushi Kondo, who was employed by Sumitomo Chemical until March 2025, Mr. Takanari Yamaguchi, who currently also serves as a Senior Managing Executive Officer of Sumitomo Chemical, and Ms. Keiko Fukahori, who currently also serves as a Part-time Director of Koei Chemical, which is a subsidiary of Sumitomo Chemical, and served as an Executive Director of Koei Chemical until June 2023.

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Furthermore, among the directors of Tanaka Chemical, Mr. Tetsushi Kondo, Mr. Takanari Yamaguchi and Ms. Keiko Fukahori (however, with regard to Ms. Keiko Fukahori, after her resignation as a member of the Special Committee) did not participate in the deliberations and resolutions of the board of directors on the Share Exchange, including the above-mentioned meeting of the board of directors, nor did they participate in the discussions and negotiations on the Share Exchange from the standpoint of Tanaka Chemical.

(e)	Establishment of an independent examination framework at Tanaka Chemical

Tanaka Chemical has established an internal framework to examine, negotiate, and make decisions regarding the Share Exchange from a standpoint that is independent of Sumitomo Chemical. Specifically, Tanaka Chemical established a framework to conduct examinations of the Share Exchange (including the preparation of the business plan that forms the basis for calculating the share exchange ratio value of the Tanaka Chemical Shares) and to conduct discussions and negotiations with Sumitomo Chemical on or after the date of receipt of the Proposal from Sumitomo Chemical on August 1, 2025.

At its first meeting held on August 18, 2025, the Special Committee, based on advice from City-Yuwa Partners, confirmed that, when conducting internal examinations, negotiations, and determinations in relation to the Share Exchange, among the directors of Tanaka Chemical, Mr. Tetsushi Kondo, who was employed by Sumitomo Chemical until March 2025 and Mr. Takanari Yamaguchi, who currently also serves as a Senior Managing Executive Officer of Sumitomo Chemical, and employees seconded from Sumitomo Chemical to Tanaka Chemical were considered to have interests in the Share Exchange, and therefore, they would not participate in any examinations, or discussions and negotiations with Sumitomo Chemical in relation to the Share Exchange. Including these measures, the Special Committee has recognized that the examination framework of Tanaka Chemical does not present any issues from the viewpoint of independence and fairness.

As described in (c) “(i) Process of establishment of special committee, etc.” above, while Ms. Keiko Fukahori resigned from her position as a member of the Special Committee, following her resignation, she did not participate in any meetings of the Special Committee and was not involved in any discussions or negotiations with Sumitomo Chemical.

(f)	Ensuring opportunities for acquisition proposals by other acquirers (market check)

Sumitomo Chemical and Tanaka Chemical have not executed any agreement that restricts persons proposing acquisition other than Sumitomo Chemical (the “Competing Acquisition Offerors”) from contacting Tanaka Chemical, such as an agreement containing a transaction protection clause that prohibits Tanaka Chemical from contacting the Competing Acquisition Offerors.

In addition, an extraordinary general meeting of shareholders of Tanaka Chemical to approve the Share Exchange Agreement is scheduled to be held on December 25, 2025, approximately two (2) months after the announcement of the execution of the Share Exchange Agreement, and Sumitomo Chemical believes that sufficient opportunities have been ensured for the Competing Acquisition Offerors compared to other cases of corporate acquisition.

4.	Overview of the companies that are parties to the Share Exchange (as of March 31, 2025)
		Wholly-owning parent company resulting from a share exchange	Wholly-owned subsidiary resulting from a share exchange
(1)	Name	Sumitomo Chemical Co., Ltd.	Tanaka Chemical Corporation
(2)	Address	2-7-1, Nihonbashi, Chuo-ku, Tokyo	5-10, Aza-sunahamawari, 45, Shirakata-cho, Fukui-shi, Fukui
(3)	Name and title of representative	Keiichi Iwata, President and Representative Director	Kazufumi Yokogawa, Representative Director, Executive President
(4)	Description of businesses	Agro & Life Solutions, ICT & Mobility Solutions, Advanced Medical Solutions, Essential & Green Materials, Others	Manufacture of positive electrode materials for rechargeable batteries
(5)	Share capital	90,059 million yen	9,155 million yen
(6)	Date of incorporation	June 1, 1925	December 2, 1957
(7)	Number of shares issued	1,657,217,608 shares	32,533,000 shares
(8)	End of fiscal year	March 31	March 31
(9)	Number of employees	(Consolidated) 29,279 employees	(Non-consolidated) 361 employees
(10)	Major business partners	-	-
(11)	Major banks	Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited The Norinchukin Bank Development Bank of Japan Inc. Mizuho Bank, Ltd.	MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation The Fukui Bank, Ltd. The Hokuriku Bank, Ltd. The Fukuho Bank, Ltd. The Hokkoku Bank, Ltd. THE SHIGA BANK, LTD.

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(12)	Major shareholders and shareholding ratios	The Master Trust Bank of Japan, Ltd. (Trust Account)	15.39%	Sumitomo Chemical Co., Ltd. (Standing Proxy: Custody Bank of Japan, Ltd.)	50.43%
		Custody Bank of Japan, Ltd. (Trust Account)	6.25%	SMBC Nikko Securities Inc.	2.15%
		SUMITOMO LIFE INSURANCE COMPANY	4.33%	MUFG Bank, Ltd.	1.41%
		Nippon Life Insurance Company	2.50%	The Fukui Bank, Ltd. (Standing Proxy: Custody Bank of Japan, Ltd.)	1.01%
		Sumitomo Chemical’s Employee Shareholding Association	1.90%	Tamotsu Tanaka	1.00%
		BNYMSANV AS AGENT/CLIENTS LUX UCITS NON TREATY 1	1.89%	Hiroshi Tanaka	0.92%
		JPMorgan Securities Japan Co., Ltd.	1.79%	MSIP CLIENT SECURITIES (standing proxy: Morgan Stanley MUFG Securities Co., Ltd.)	0.91%
		Custody Bank of Japan, Ltd. (SUMITOMO LIFE INSURANCE COMPANY Retirement Benefit Trust Account, re-trusted to Sumitomo Mitsui Trust Bank, Limited)	1.77%	SUMITOMO LIFE INSURANCE COMPANY (Standing Proxy: Custody Bank of Japan, Ltd.)	0.65%
		STATE STREET BANK AND TRUST COMPANY 505001	1.48%	The Nomura Trust and Banking Co., Ltd.	0.57%
		The Norinchukin Bank	1.33%	Manabu Tanaka	0.53%
(13)	Relationship between the companies
	Capital relationship	Sumitomo Chemical is the parent company of Tanaka Chemical, holding 16,407,200 shares of Tanaka Chemical, which represents 50.4% of the number of shares obtained by deducting the number of treasury shares (1,253 shares) from the number of issued shares of Tanaka Chemical (32,533,000 shares).
	Personnel relationship	One (1) person from Sumitomo Chemical has been appointed as a director of Tanaka Chemical, and one (1) director from Sumitomo Chemical concurrently serves as a director of Tanaka Chemical. Additionally, as of September 30, 2025, Tanaka Chemical accepts eight (8) seconded employees from Sumitomo Chemical.
	Business relationship	Not applicable.
	Status as related parties	Tanaka Chemical is a consolidated subsidiary of Sumitomo Chemical, and Sumitomo Chemical and Tanaka Chemical are related parties to each other.

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(14)	Operating results and financial position for the past three (3) years
Fiscal year	Sumitomo Chemical (consolidated)
	FY ended March 31, 2023	FY ended March 31, 2024	FY ended March 31, 2025
Total equity	1,489,189	1,164,366	1,074,415
Total assets	4,165,503	3,934,818	3,439,784
Ratio of equity attributable to owners of the parent to total assets per share (yen)	716.26	590.44	550.37
Sales revenue	2,895,283	2,446,893	2,606,281
Core operating income (loss)	92,752	(149,049)	140,519
Operating income (loss)	(30,984)	(488,826)	193,033
Net income (loss) attributable to shareholders of the parent	6,987	(311,838)	38,591
Earnings (loss) per share (yen)	4.27	(190.69)	23.59
Cash dividends per share (yen)	18.00	9.00	9.00
Fiscal year	Tanaka Chemical (non-consolidated)
	FY ended March 31, 2023	FY ended March 31, 2024	FY ended March 31, 2025
Net assets	14,657	17,234	16,841
Total assets	40,087	38,134	33,042
Net assets per share (yen)	450.57	529.77	517.70
Net sales	57,672	47,987	36,497
Operating income (loss)	1,773	2,771	(338)
Ordinary income (loss)	1,579	2,782	(373)
Net income (loss)	1,290	2,555	(257)
Net income (loss) per share (yen)	39.66	78.57	(7.93)
Cash dividends per share (yen)	0.00	4.00	0.00

(Millions of yen, unless otherwise noted)

(Note)	As of today, the President and Representative Director of Sumitomo Chemical is Nobuaki Mito, and the Representative Director and Executive President of Tanaka Chemical is Tetsushi Kondo.

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5.	Status after the Share Exchange
Wholly-owning parent company resulting from a share exchange
(1)	Name	Sumitomo Chemical Co., Ltd.
(2)	Address	2-7-1, Nihonbashi, Chuo-ku, Tokyo
(3)	Name and title of representative	Nobuaki Mito, President and Representative Director
(4)	Description of business	Agro & Life Solutions, ICT & Mobility Solutions, Advanced Medical Solutions, Essential & Green Materials, Others
(5)	Share capital	90,179 million yen
(6)	End of fiscal year	March 31
(7)	Net assets	Not determined at this time.
(8)	Total assets	Not determined at this time.

6.	Summary of accounting treatment

The Share Exchange is expected to constitute a common control transaction, etc. under the Accounting Standards for Business Combinations.

7.	Future outlook

The impact of the Share Exchange on the respective business results of Sumitomo Chemical and Tanaka Chemical is currently under examination. If it becomes necessary to revise their earnings forecasts or if any matters requiring disclosure arise, the Companies will make an announcement promptly.

8.	Matters concerning MBOs, etc.
(1)	Opinion of the Special Committee regarding fairness to general shareholders

As the Share Exchange constitutes a transaction with Sumitomo Chemical, which is the controlling shareholder (parent company) of Tanaka Chemical, the “Matters to be Observed Pertaining to MBOs, etc.” as stipulated in Article 441 of the Securities Listing Regulations apply. Accordingly, Tanaka Chemical obtained an opinion from this Special Committee dated October 27, 2025, to the effect that the decision to implement the Share Exchange is fair to the general shareholders of Tanaka Chemical. For details, please refer to the attached document (“Report” dated October 27, 2025) describing the content of the opinion.

(2)	Compliance with Policy on Measures to Protect Minority Shareholders

Sumitomo Chemical is the controlling shareholder (parent company) of Tanaka Chemical, and the Share Exchange constitutes a transaction with the controlling shareholder, etc. for Tanaka Chemical.

Tanaka Chemical’s Corporate Governance Report disclosed on June 30, 2025, states in its “Policy on Measures to Protect Minority Shareholders in Conducting Transactions with Controlling Shareholder” that “The Company has established the Outside Officers Consulting Committee as an advisory body to the board of directors in order to ensure the fairness and transparency of transactions between the Company and its parent company group, and to contribute to the protection of the interests of the Company’s minority shareholders. When transactions between the Company and its parent company group involve matters where interests substantially conflict, the Outside Officers Consulting Committee will deliberate on them and report the results to the board of directors.”

In this regard, as described in 3.“(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” above, Tanaka Chemical has taken measures in the Share Exchange to ensure the fairness of the Share Exchange (including measures to avoid conflicts of interest), such as deliberating the matter among the Special Committee composed of Tanaka Chemical’s outside officers and submitting the Report to Tanaka Chemical’s board of directors. Therefore, the Companies believe that such measures are in compliance with the above policy.

(3)	Matters concerning measures to ensure fairness and measures to avoid conflicts of interest

Please refer to 3. “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” above.

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Reference: Results forecast for the current year and results for the previous year

Sumitomo Chemical (Results forecast for the current year is based on the announcement as of May 14, 2025)

	Consolidated sales revenue	Consolidated core operating income	Consolidated operating income	Net income attributable to shareholders of the parent company
Results forecast for the current year (FY 2025 ending March 31, 2026)	2,340,000	150,000	105,000	40,000
Results for the previous year (FY 2024 ended March 31, 2025)	2,606,281	140,519	193,033	38,591

(Millions of yen)

Tanaka Chemical (Results forecast for the current year is based on the announcement as of October 28, 2025)

	Net sales	Operating income	Ordinary income	Net income
Results forecast for the current year (FY 2025 ending March 31, 2026)	36,000	(800)	(1,000)	(1,000)
Results for the previous year (FY 2024 ended March 31, 2025)	36,497	(338)	(373)	(257)

(Millions of yen)

(Reference) “Report” dated October 27, 2025 (attached)

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(English translation)

Advisory Report

October 27, 2025

Tanaka Chemical Corporation, Special Committee

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October 27, 2025

To: Board of Directors of Tanaka Chemical Corporation

Advisory Report

Tanaka Chemical Corporation
Special Committee

Chairman:	Kazuo Kuno

Member:	Takeshi Inoue

Member:	Hirozumi Fujii

As to inquiries (hereinafter referred to as the “Inquiries”) that the Special Committee received from the board of directors of Tanaka Chemical Corporation (hereinafter referred to as “Tanaka”) regarding the share exchange that Sumitomo Chemical Company, Limited (hereinafter referred to as “Sumitomo”) has proposed under which Sumitomo will be the wholly-owning parent company and Tanaka will be the wholly-owned subsidiary resulting from share exchange (hereinafter referred to as the “Share Exchange”), the Special Committee hereby gives advice based on the unanimous opinion of all members of the Special Committee which is independent of Sumitomo and the outcome of the Share Exchange (hereinafter referred to as “Advice”), as follows.

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I        Inquiries and Deliberation Process

Section 1       Inquiries

The Inquiries are as follows:

(i)	Rationality of the purpose of the Share Exchange (including whether the Share Exchange will contribute to enhancing Tanaka's corporate value);
(ii)	Fairness of the transaction terms of the Share Exchange (including the share exchange ratio of the Share Exchange);
(iii)	Fairness of the procedures for the Share Exchange; and
(iv)	Considering the above (i) through (iii), whether it is fair toTanaka's general shareholders to decide to implementation of the Share Exchange.

Section 2       Deliberation Process

The Special Committee deliberated the Inquires through the following deliberation process:

・	Holding meetings of the Special Committee as listed in Appendix “Progress of Proceedings,” and expressing opinions, exchanging information, and gathering information, etc. via email, etc. outside of the meetings;
・	Obtaining advice from Citi-Yuwa Partners as Tanaka's legal advisor regarding details of measures to secure the fairness of procedures of the Share Exchange including the significance and role, etc. of the Special Committee and measures to avoid conflicts of interest in such as the method and process of decision-making by the board of directors of Tanaka concerning the Share Exchange;
・	Receiving the stock value calculation results and explanations for the results from Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (hereinafter referred to as “Mitsubishi UFJ Morgan Stanley Securities”) acting as Tanaka’s financial advisor and a third-party calculation agent, and deliberating the share exchange ratio proposed by Sumitomo based on the calculation results; and
・	Comprehensively discussing and deliberating at the Special Committee based on the above materials and information as well as deliberation thereof.

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II        Content of Advice

(i)	The Share Exchange is deemed to contribute to enhancing the corporate value of Tanaka, and the purpose of the Share Exchange is considered legitimate and rational.

(ii)	The transaction terms of the Share Exchange are considered to secure the fairness.

(iii)	The procedures for the Share Exchange are considered to secure the fairness.

(iv)	Based on the above (i) through (iii), in deciding to implement the Share Exchange, the fairness to Tanaka's general shareholders is considered to be secured.

The Special Committee is independent of Sumitomo as the controlling shareholder of Tanaka and the outcome of the Share Exchange, and the Advice also serves as a special committee's opinion on that the Share Exchange is “fair to the general shareholders” of Tanaka (Article 441 of Tokyo Stock Exchange Securities Listing Regulations and Article 436-3 of the Enforcement Rules thereof).

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III        Grounds for Advice

Introduction       Deliberation Based on M&A Guidelines

As Sumitomo is the parent company of Tanaka, the Share Exchange falls under a so-called “acquisition of a subsidiary company by a controlling shareholder.”

For the above type of transaction, (1) a conflict of interest arises between the controlling shareholder and general shareholders, and given that the controlling shareholder may exert a certain degree of influence over the management of the subsidiary company through exercise of voting rights at shareholders' meetings or dispatch of directors, and the like, there is a risk that the subsidiary company’s directors will prioritize the interests of the controlling shareholder over those of the general shareholders or the controlling shareholder will unilaterally determine transaction terms favorable to itself based on the above influence, and (2) it is pointed out that since the controlling shareholder generally has more accurate and abundant information about the subsidiary company than the general shareholders have, there is a significant asymmetry of information between the two parties.

Therefore, in a transaction of the type, it is considered necessary to secure the enhancement of corporate value and the realization of fair transaction terms by addressing the above structural conflict of interest and asymmetry of information issues through specific practical measures (hereinafter referred to as the “Fairness-Securing Measures”) to be taken in the process and when providing information to the general shareholders. For the purpose to show the ideal form of fair M&A primarily from the perspective of procedures, including specifics of the Fairness-Securing Measures, the Ministry of Economy, Trade and Industry published the “Fair M&A Guidelines - Enhancing Corporate Value and Securing Shareholders’ Interests” (hereinafter referred to as the “M&A Guidelines”) as of June 28, 2019.

In order to give the Advice in accordance with the intent of the M&A Guidelines, the Special Committee established as part of the Fairness-Securing Measures has (1) deliberated and judged whether the Share Exchange should be done or not from the perspective of whether the exchange will contribute to enhancing Tanaka's corporate value and (2) deliberated and judged the appropriateness of the transaction terms and the fairness of the procedures from the perspective of protecting the interests of general shareholders.

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Section 1	Rationality of the Purpose of the Share Exchange (Including Whether the Share Exchange will Contribute to Enhancing Tanaka's Corporate Value)

1.1	Business Description, Business Environment, and Management Issues, etc. of Tanaka

1.1.1        Business Description

Tanaka’s primary business is to manufacture and sell positive-electrode materials for rechargeable batteries (such as nickel-metal-hydride batteries and lithium-ion batteries) and consists of a single segment of rechargeable battery business.

The rechargeable batteries are mainly used for environmentally friendly vehicles (HV, PHV, BEV), electrical power tools, data centers, storage batteries and the like.

1.1.2        Business Environment and Management Issues

According to Tanaka and Sumitomo, the environment surrounding the rechargeable battery market which was expected to expand rapidly alongside the shift toward xEVs prompted by environmental friendliness and energy saving has recently entered a phase of slowdown and stagnation particularly because of stalled expansion of demand for BEV due to shrinking subsidy measures and policies in countries, and the business environment that Tanaka is facing has been further challenging due to soaring prices of raw materials and supplies and rising labor costs and energy costs all at once. Furthermore, the bankruptcy proceedings of Northvolt, a Swedish major battery manufacturer and one of Tanaka's key European counterparties, initiated in March 2025 had a serious impact on Tanaka. As a result, the current business performance of Tanaka is falling short of its initial forecast, the situation is significantly tough. Tanaka posted the current net loss for the fiscal year ending March 2025 and is expected to post the current net loss for the fiscal year ending March 2026 again.

Additionally, according to Tanaka and Sumitomo, the issue that Tanaka is facing is its product development capability.

As to the above explanations about the business environment and management issues, no difference in perception is found between Tanaka and Sumitomo, and based on interviews with Tanaka and Sumitomo as well as other publicly available information, no particularly irrational points are identified.

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1.2        Deliberations about Advantages Expected from the Share Exchange

1.2.1      Significance and Purpose of the Share Exchange

Through interviews with Tanaka and Sumitomo, and so on, the Special Committee received the following explanations about the process for considering the Share Exchange and the advantages expected to be brought to Tanaka upon becoming a wholly-owned subsidiary of Sumitomo through the Share Exchange.

(Process for Considering the Share Exchange)

Based on the recognition of issues arising from the changes in the business environment surrounding Tanaka as described in Section 1.1.2 above, Sumitomo had been considering fundamental management reform proposals including review of the capital relationship with Tanaka from the perspectives of measures to enhance corporate value of Tanaka, impact on minority shareholders of Tanaka, financial impact on Sumitomo, impact on the interests of shareholders of Sumitomo and so on.

As a result, Sumitomo concluded that it is necessary for Tanaka to aim to speed up the research and development activities, improve the profitability, stabilize the cash management and be capable of executing a bold structural reform as necessary by transitioning to a structure where Sumitomo can closely support Tanaka for developing its technologies and building its business foundation without having to worry about conflict-of-interest issues through Sumitomo’s acquisition of Tanaka as a wholly-owned subsidiary, rather than independently continuing its business operations as a listed company, and then on August 1, 2025 Sumitomo proposed the Share Exchange to Tanaka.

Subsequently, after careful discussions and negotiations with Sumitomo about the Share Exchange, Tanaka judged that the following results can be expected from the Share Exchange.

(Expected Advantages for Tanaka)

(1) Resolution of Conflict-of-Interest Relationship

The Share Exchange will eliminate any conflicts of interest and constraints on ensuring independence between the minority shareholders of Tanaka and Sumitomo, and allow Tanaka and Sumitomo to facilitate the most suitable measures and policies flexibly for the whole group from a longer-term perspective and swiftly respond to changes in the business environment.

(2) Greater Efficiency and Mutually Good Use of Management Resources

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By becoming a wholly-owned subsidiary of Sumitomo, Tanaka expects that the workload of its headquarters function and back-office function will be reduced and the costs to keep its listing will be cut. By more promptly and proactively investing surplus resources such as manpower, funds and time generated from the above in improving the profitability, building a business operation structure and so on that Tanaka should focus on, the management resources will be able to be used more efficiently and the cash management will be able to be stabilized. Additionally, by becoming a wholly-owned subsidiary of Sumitomo, even if Tanaka needs to do a bold structural reform in the future, Tanaka will be able to promptly do the reform under the support of Sumitomo.

1.2.2        Deliberations

No particular irrationality is found in the explanations of advantages to be brought from the Share Exchange described in Section 1.2.1 above. It is expected that if Tanaka can enjoy the advantages, the Share Exchange will contribute to resolving Tanaka's management issues and ultimately enhance Tanaka's medium- to long-term corporate value, and no particular reasons to deny the judgement have been identified.

Furthermore, as to the explanations that it is necessary for Tanaka to become a wholly-owned subsidiary of Sumitomo for the purpose to increase the feasibility of good use, etc. of the management resources of Sumitomo among the advantages, no particular irrationality is found, and the judgement is also sufficiently rational and it is considered that the feasibility of the above advantages is reasonably expected.

1.3        Deliberations about Disadvantages Expected from the Share Exchange

In the course of asking any disadvantages expected as a result of delisting the shares in Tanaka due to the Share Exchange through interviews with Tanaka and Sumitomo, the Special Committee confirmed that there are no specifically expected disadvantages of Tanaka such as (1) impact on its customers and other counterparties, (2) impact on its future financing, (3) weakening its compliance systems due to the delisting, (4) impact on its future recruitment, (5) impact on its existing employees, and (6) any other disadvantages caused by the delisting.

While Tanaka will lose the advantages generally enjoyed by listed companies such as access to diverse financing options by way of equity financing, favorable effect on recruitment activities based on higher social credibility and name value, and more reliability in financial information through accounting audits, Tanaka will have alternatives to stock-market financing for funding needs such as financial support from Sumitomo, and Tanaka's name value is already sufficiently high because of its long business history, and even if Tanaka ceases to be a listed company, since Tanaka will be able to continuously enjoy the benefit from the name value of Sumitomo Chemical Group through further cooperation as a wholly-owned subsidiary of Sumitomo in the group, a negative impact on the recruitment, etc. is expected to be minor, and even after becoming a wholly-owned subsidiary of Sumitomo, Tanaka will be subject to audits for Sumitomo-consolidated accounting and the financial credibility of Tanaka can be expected to be maintained. Therefore, since the negative impact expected due to the delisting is deemed to be minimal, Tanaka and Sumitomo consider that the disadvantages expected upon the delisting will be limited.

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No particular irrational points are found in the above explanations, and no specific concerns about potential disadvantages exceeding the effects expected from the Share Exchange are identified.

1.4        Summary

Deliberating the above comprehensively, the Share Exchange is deemed to contribute to enhancing the corporate value of Tanaka and the purpose of the Share Exchange is considered legitimate and rational.

Section 2       Fairness of the Transaction Terms of the Share Exchange (Including the Share Exchange Ratio for the Share Exchange)

2.1        Deliberations about Share Exchange Ratio

2.1.1        Share Exchange Ratio

The share exchange ratio to be agreed upon between Tanaka and Sumitomo in the Share Exchange (the number of shares of Sumitomo to be allocated for each share of Tanaka; hereinafter referred to as “Share Exchange Ratio”) is as follows:

Share Exchange Ratio = 424 yen / Average Price of Sumitomo’s Common Stock

In the above formula, the “Average Price of Sumitomo’s Common Stock” means the simple average of the closing price per share of Sumitomo’s common stock (hereinafter referred to as “Sumitomo’s Stock”) on each of the four trading days from January 13, 2026 (inclusive) to January 16, 2026 (inclusive), excluding days on which no trading occurred, on the Prime Market of the Tokyo Stock Exchange, Inc. (hereinafter referred to as “Tokyo Stock Exchange”). (Calculate to the first decimal place and round the first decimal place.). The share exchange ratio shall be calculated to the third decimal place and rounded to the nearest hundredth.

2.1.2        Examination Regarding Variable Share Exchange Ratio

The Share Exchange adopts a variable share exchange ratio method. When this method is adopted, the share exchange ratio and the number of shares of the share exchange wholly-owing parent company to be delivered as consideration are not determined on the announcement date regarding the execution of the share exchange agreement. However, at the time of announcement, the value of Tanaka’s shares is determined, and the number of Sumitomo’s Stock to be delivered as consideration per share of Tanaka’s share is determined based on the average price of Sumitomo’s Stock during a fixed period immediately preceding the effective date. Therefore, the value (market price) of the Sumitomo’s Stock to be allocated and delivered to Tanaka’s shareholders on the effective date of the share exchange can be determined in advance upon execution of the share exchange agreement.

In this regard, if a standard fixed share exchange ratio is adopted, the number of Sumitomo’s Stock to be delivered as consideration per share of Tanaka’s share is determined upon execution of the share exchange agreement. Consequently, Tanaka’s shareholders would bear the risk of price fluctuations in Sumitomo’s Stock during the period until the effective date. Generally speaking, a variable share exchange ratio method can significantly mitigate this price fluctuation risk. Therefore, adopting such a method is not considered unfair to Tanaka’s general shareholders, and there is a certain degree of rationality in adopting this method.

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2.1.3        Examination Based on Valuation Results by Mitsubishi UFJ Morgan Stanley Securities

(1)        Valuation Results

According to the stock valuation report dated October 27, 2025, prepared by Mitsubishi UFJ Morgan Stanley Securities, Tanaka’s third-party calculation agent, the valuation result per share of Tanaka’s share is as follows:

Market price analysis	: 396 yen - 424 yen
DCF analysis	: 254 yen - 428 yen

(2)        Selection of Valuation Method

According to Mitsubishi UFJ Morgan Stanley Securities, since Tanaka’s share is listed on the Tokyo Stock Exchange Standard Market and have a market price, a market price analysis was employed, and in order to reflect the future business activities of Tanaka in the valuation, a discounted cash flow analysis (hereinafter referred to as “DCF analysis”) was also employed for the valuation.

Each of the above valuation methods is generally considered appropriate for valuing the shares of listed companies. There is nothing particularly unreasonable in the explanation provided by Mitsubishi UFJ Morgan Stanley Securities, and the selection of valuation methods by Mitsubishi UFJ Morgan Stanley Securities is considered reasonable and within the scope of its discretion as a third-party valuation agent.

(3)        Market Price Analysis Based Valuation

Mitsubishi UFJ Morgan Stanley Securities, as part of its market price analysis, used October 27, 2025, the day prior to the announcement of the Share Exchange, as the valuation reference date, and valued the shares based on: (i) the closing price on the valuation reference date, (ii) the simple average closing price over the most recent one-month period, (iii) the simple average closing price over the most recent three-month period, and (iv) the simple average closing price over the most recent six-month period.

Please note that, in the valuation based on market price analysis, if market prices are unreasonably distorted during the measurement period due to special circumstances, the rationality of the valuation becomes questionable. That said, in this case, there is no evidence that either Tanaka or Sumitomo intentionally attempted to manipulate the market price of Tanaka’s share. Furthermore, no particular circumstances were observed that would raise doubts about the valuation results if they were deliberately excluded from the market price measurement period. Furthermore, as disclosed in the “Notice Regarding Revision of Earnings Forecasts” dated January 30, 2025, and the “Notice Regarding Revision of Earnings Forecasts and Dividend Forecasts” dated March 17, 2025, Tanaka revised downward its full-year earnings forecast for the fiscal year ending March 2025. Subsequently, since the actual results for the full fiscal year ending March 2025 have been disclosed in the “Summary of Financial Results for the Fiscal Year Ended March 2025 [Japanese GAAP] (Non-Consolidated)” dated May 8, 2025, it can be assessed that the market price of Tanaka’s share is formed based on these actual results. Consequently, downward revisions to past earnings forecasts for fiscal years for which actual results have already been announced are not considered to affect the appropriateness of the per-share value of Tanaka’s share.

Considering these factors, the valuation based on the market price analysis by Mitsubishi UFJ Morgan Stanley Securities is deemed to possess a certain degree of rationality.

(4)        DCF Analysis Based Valuation

A.        Rationality of Business Plan

The DCF analysis by Mitsubishi UFJ Morgan Stanley Securities is based on the business plan prepared by Tanaka covering the five fiscal years from the fiscal year ending March 2026 to the fiscal year ending March 2030 (hereinafter referred to as “Tanaka’s Business Plan”). Therefore, for this valuation to be rational, it is important that the Tanaka’s Business Plan or financial forecasts used as the basis for the valuation were appropriately prepared.

According to Tanaka, Tanaka’s Business Plan was newly formulated with a five-year forecast period, taking into account Tanaka’s business environment and current performance while aiming to establish financial projections with reasonable certainty. Sumitomo had no involvement in the process of setting the specific plan figures. Furthermore, it is stated that the synergistic effects expected to be realized through the implementation of the Share Exchange are difficult to estimate specifically at this point in time and have therefore not been factored into the financial projections.

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Furthermore, the financial projections based on Tanaka’s Business Plan include fiscal years where significant increases or decreases in profits and free cash flow are anticipated compared to the previous fiscal year. Specifically, the gradual start-up of new production lines to increase output is anticipated, and simultaneously, depreciation expenses are expected to increase. Consequently, operating profit for the fiscal year ending March 2026 is projected to decrease significantly. Conversely, due to increased sales volume accompanying the production expansion, operating profit for the fiscal years ending March 2029 and March 2030 is projected to increase substantially. Furthermore, due to the changes in working capital resulting from the reasons mentioned above, as well as fluctuations in capital investment aimed at enhancing production capacity, a significant decrease in free cash flow is expected for the fiscal years ending March 2026 and March 2028. Conversely, free cash flow is projected to increase significantly for the fiscal years ending March 2027, March 2029, and March 2030.

Please note that the sales forecast for the fiscal year ending March 2026 (35,597 million yen) in this financial projection reflects the current business progress in formulating Tanaka’s Business Plan. This differs from the financial forecast for the fiscal year ending March 2026 (sales of 46,000 million yen), as disclosed by Tanaka in its “Summary of Financial Results for the Fiscal Year Ended March 2025 [Japanese GAAP] (Non-Consolidated)” dated May 8, 2025.

In addition to the above preparation process, Tanaka’s Business Plan does not appear to contain unreasonable assumptions regarding its key premises, based on Tanaka’s explanation. Furthermore, a five-year period is commonly used in DCF analysis valuations. Considering other factors such as the fact that both sales and operating profit are projected to peak in the final fiscal year of the five-year plan period, there appears to be no reasonable basis to consider Mitsubishi UFJ Morgan Stanley Securities’ use of Tanaka’s Business Plan as inappropriate for its DCF analysis from the standpoint of general shareholders.

B.        Rationality of the Valuation Process

The Special Committee received the following explanation regarding the specific valuation process in the DCF analysis through hearings with Mitsubishi UFJ Morgan Stanley Securities:

・Based on Tanaka’s Business Plan and publicly available information, the analysis of corporate value and equity value was conducted by discounting the free cash flow expected to be generated by Tanaka from the fiscal year ending March 2026 onwards at a certain discount rate.

・A weighted average cost of capital was adopted as discount rate ranging from 6.50% to 7.00%. For the valuation of the terminal value, the multiple method was adopted. The EBITDA multiple was set at 5.5 to 8.0 times, taking into account the industry standards and other factors, and the terminal value was estimated to be between 15,426 million yen and 22,437 million yen.

The Special Committee finds no particular unreasonableness in the process leading to the valuation of Tanaka’s corporate value and equity value, including the above business valuation process. The valuation based on the DCF analysis by Mitsubishi UFJ Morgan Stanley Securities is considered to be rational to a certain extent.

(5)        Deliberations Based on Valuation Results

As described above, the valuation results for Tanaka’s share by Mitsubishi UFJ Morgan Stanley Securities are considered to have a certain degree of rationality. The value per share of Tanaka’s share in the Share Exchange Ratio is same as the upper limit of the range of the valuation results of the market price analysis and, furthermore, it is close to the upper limit of the range derived from the DCF analysis. Therefore, from the perspective of the intrinsic value of Tanaka’s share, the valuation results are considered to be at a rational level.

2.2        Deliberations about Premium

As stated in Section 2.1.1 above, the value per share of Tanaka’s share in the Share Exchange Ratio is 424 yen. This value is based on October 27, 2025, one business day prior to the announcement date of the Share Exchange, as the reference date. In relation to the closing price of Tanaka’s share on the reference date, as well as the simple average closing prices over the most recent one-month, three-month, and six-month periods leading up to the reference date, the value reflects 0.00% (reference date), 7.07% (one-month period leading up to the reference date), 5.74% (three-month period leading up to the reference date), and 3.41% (six-month period leading up to the reference date) premium, respectively (each rounded to the nearest thousandth; the same applies to the premium rate hereinafter.).

In this regard, while the premium ratios are not necessarily considered to be at high levels when compared to ratios in similar cases with premiums attached (Note), if the Share Exchange were not implemented, Tanaka would not become a wholly-owned subsidiary of Sumitomo. Consequently, Tanaka would be unable to enjoy the synergies and benefits from the Share Exchange and could not enhance Tanaka’s corporate value. Furthermore, considering that the business environment Tanaka faces is becoming increasingly severe and that it is projected to record operating losses through the fiscal year ending March 2029, it is conceivable that Tanaka’s general shareholders may be forced to sell their shares at a lower price than the Sumitomo’s Stock to be delivered through the Share Exchange, or may face difficulties in selling their shares. It cannot be ruled out that this could cause unacceptable damage to Tanaka’s general shareholders. Therefore, it is not necessarily appropriate to immediately conclude that the Share Exchange should not proceed unless a premium comparable to similar cases is applied. Consequently, it cannot be said that the fairness of the Share Exchange Ratio is compromised solely due to the premium ratio applied in the Share Exchange.

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(Note) The average premium ratio, calculated in the same manner as described as above, for 15 cases of wholly-owned subsidiary formations through share exchanges involving listed companies that were announced and approved at shareholders’ meetings between January 1, 2022 and August 31, 2025 (excluding cases where the premium as of one business day prior to the announcement date resulted in a discount, cases that were not completed, and cases where a share exchange was implemented as a method of forming a wholly-owned subsidiary following a tender offer) were 17.43% (one business day prior to the announcement date), 17.18% (most recent one-month period ending on one business day prior to the announcement date), 17.15% (most recent three-month period ending on one business day prior to the announcement date), and 18.03% (most recent six-month period ending on one business day prior to the announcement date).

2.3        Fairness of the Specific Negotiation Process

The specific negotiation process with Sumitomo regarding the Share Exchange Ratio is as below. The Special Committee received timely reports on the progress and content of discussions and negotiations with Sumitomo, deliberated on negotiation strategies, provided opinions to Tanaka, and was substantially involved in the negotiation process. It can be assessed that discussions and negotiations were conducted with the aim of achieving transaction terms as favorable as possible for general shareholders prior to determining the transaction terms for the Share Exchange.

(1)        Initial Proposal

Tanaka received a proposal from Sumitomo dated September 30, 2025, stating that a variable share exchange ratio would be adopted for the Share Exchange, with the Share Exchange Ratio set as follows:

Share Exchange Ratio = (A) 360 yen / (B) The price per share of Sumitomo’s common stock during a specified period prior to the effective date of the Share Exchange

(A):	Price per share of Tanaka’s share
(B):	The price per share of Sumitomo’s common stock on the Tokyo Stock Exchange Prime Market during a certain period prior to the effective date of the Share Exchange

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Regarding this proposal, after careful deliberation at the 6th Special Committee meeting held on October 7, 2025, the Special Committee expressed the opinion that the proposed price per share of Tanaka’s share fell below the recent market price, could not be evaluated as transaction terms that gave maximum consideration to minority shareholders, was unreasonable, and that it was appropriate to request a revised proposal of the transaction terms.

In response, Tanaka requested Sumitomo to submit a revised proposal of the transaction terms in a joint letter dated October 7, 2025, issued by Tanaka and the Special Committee.

(2)        Second Proposal

Tanaka received a proposal from Sumitomo dated October 10, 2025, stating the Share Exchange Ratio is as follows:

Share Exchange Ratio = (A) 375 yen / (B) The price per Share of Sumitomo’s Common Stock

(A):	Price per share of Tanaka’s share
(B):	Simple average of the closing price per share of Sumitomo’s common stock on the Tokyo Stock Exchange Prime Market over the four trading days from January 13, 2026 (inclusive) to January 16, 2026 (inclusive), excluding days on which no trading occurred, prior to the effective date of the Share Exchange

The above (B) was determined based on the following considerations:

・Trading volume tends to decline during the year-end and New Year holidays due to market participants taking vacations, etc., meaning that if an event causing stock price fluctuations were to occur, excessive price volatility could potentially arise;

・It is considered appropriate to refer to an average value over a certain period while excluding short-term noise; and

・Pursuant to Article 138 of the Act on Book-Entry Transfer of Corporate Bonds and Shares, Tanaka is required to notify the securities depository and transfer agency of the specific allocation ratio at least two weeks prior to the effective date of the share exchange.

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Regarding this proposal, after careful deliberation at the 8th Special Committee meeting held on October 14, 2025, while the Special Committee acknowledged the adoption of a variable share exchange ratio, including the reference period for the value of each share of Sumitomo’s common stock in the variable share exchange ratio, the Special Committee expressed the opinion that the proposed price per share of Tanaka’s shares fell below recent market price levels and was not yet sufficient to secure broad understanding and support from minority shareholders, therefore, it was appropriate to request a revised proposal of the transaction terms.

In response, Tanaka requested Sumitomo to submit a revised proposal of the transaction terms in a joint letter dated October 14, 2025, issued by Tanaka and the Special Committee.

(3)        Third Proposal

Tanaka received a proposal from Sumitomo dated October 20, 2025, stating the Share Exchange Ratio is as follows:

Share Exchange Ratio = (A) 400 yen / (B) The price per Share of Sumitomo’s Common Stock

(A):	Price per share of Tanaka’s share
(B):	Simple average of the closing price per share of Sumitomo’s common stock on the Tokyo Stock Exchange Prime Market over the four trading days from January 13, 2026 (inclusive) to January 16, 2026 (inclusive), excluding days on which no trading occurred, prior to the effective date of the Share Exchange

Regarding this proposal, after careful deliberation at the 9th Special Committee meeting held on October 21, 2025, the Special Committee expressed the opinion that, from the perspective of maximizing the interests of minority shareholders, it was appropriate to request a further increase in the price per share of Tanaka's share.

In response, Tanaka requested Sumitomo to submit a revised proposal of the transaction terms in a joint letter dated October 21, 2025, issued by Tanaka and the Special Committee.

(4)        Fourth Proposal

Tanaka received a proposal from Sumitomo dated October 22, 2025, stating that, similar to the third proposal, the price per share of Tanaka’s share would be set at 400 yen, with no further price increase to be made.

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Following careful deliberation on this proposal at the 10th Special Committee meeting held on October 23, 2025, the Special Committee expressed the opinion that, although a proposal had been received from Sumitomo indicating that no further price increase would be made, it would be appropriate to once again request an increase in the per-share price of Tanaka’s share, based on recent movements in the market price of Tanaka’s share and with the utmost consideration for the interests of minority shareholders.

In response, Tanaka requested Sumitomo to submit a revised proposal of the transaction terms in a joint letter dated October 23, 2025, issued by Tanaka and the Special Committee.

(5)        Fifth Proposal

Tanaka received a final proposal from Sumitomo dated October 27, 2025, regarding the Share Exchange Ratio, setting the price per share of Tanaka's share at 424 yen.

Following careful deliberation at the 11th Special Committee meeting held on October 27, 2025, the Special Committee determined that: (i) the proposed price is same as the upper limit of the range of the valuation results based on the market price analysis from Mitsubishi UFJ Morgan Stanley Securities’ share valuation; and further, it is close to the upper limit of the range of the valuation results based on the DCF analysis, and was therefore considered reasonable from the perspective of the intrinsic value of Tanaka's share; (ii) as stated in Section 2.2 above, while the premium ratio attached to the proposed price may not be evaluated as necessarily high when compared to ratios in similar cases, it was not necessarily appropriate to immediately conclude that the Share Exchange should not proceed unless a premium at the same level as similar cases were attached; (iii) the proposed price represented the final offer resulting from multiple requests by Tanaka and the Special Committee to Sumitomo to raise the price per share of Tanaka's share in the Share Exchange Ratio, and therefore was considered unlikely that a higher price would be offered. Considering these factors comprehensively, the Special Committee expressed the opinion that the management decision to proceed with the Share Exchange based on this proposed price could be deemed to have a certain degree of rationality.

In response, Tanaka replied to Sumitomo via a joint letter dated October 27, 2025, issued by Tanaka and the Special Committee stating that subject to final approval by resolution at Tanaka's Board of Directors meeting to be held on October 28, 2025, Tanaka accepted the proposed price and gave its preliminary consent to the Share Exchange Ratio as follows:

Share Exchange Ratio = (A) 424 yen / (B) The price per Share of Sumitomo’s Common Stock

(A):	Price per share of Tanaka’s share
(B):	Simple average of the closing price per share of Sumitomo’s common stock on the Tokyo Stock Exchange Prime Market over the four trading days from January 13, 2026 (inclusive) to January 16, 2026 (inclusive), excluding days on which no trading occurred, prior to the effective date of the Share Exchange

2.4        Summary

Considering the above factors comprehensively, it is deemed that the transaction terms of the Share Exchange, including the Share Exchange Ratio, ensure fairness.

Section 3.       Fairness of the Procedures for the Share Exchange

3.1        Establishment of the Independent Special Committee

In considering the Share Exchange, Tanaka has established the Special Committee as part of the Fairness-Securing Measures, from the perspective of eliminating arbitrariness and avoiding conflicts of interest in the company’s decision-making process. As described below, the Special Committee, having independence, and with practical measures taken to enhance its effectiveness as a special committee, examined and determined the merits of the Share Exchange, the fairness of the transaction terms and procedures, from the standpoint of enhancing corporate value and serving the interests of general shareholders.

(1)        Timing of Establishment

Considering the expected role of the Special Committee, it is desirable to establish it as promptly as possible when a target company receives a proposal for an M&A transaction to be considered. In the case of Tanaka, after receiving a proposal from Sumitomo on August 1, 2025, which proposed to conduct the Share Exchange, the Special Committee was established by a resolution of the board of directors held on August 5, 2025, prior to entering into specific negotiations on the Share Exchange Ratio. Therefore, no unreasonable aspects have been recognized regarding the timing of the establishment of the Special Committee.

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(2)        Composition and Independence of the Committee

Members of the Special Committee especially need to be (1) independent from the acquirer and (2) independent from the outcome of the M&A transaction. In this regard, while the Special Committee consists of three members: one outside director and independent officer of Tanaka, and two outside directors (Audit and Supervisory Committee members) and independent officers of the same, each member is independent from both Sumitomo and the outcome of the Share Exchange. Furthermore, the compensation for each member of the Special Committee is fixed remuneration and does not include any compensation contingent upon the announcement or completion of the Share Exchange. As explained above, there are no grounds to question the independence of any member of the Special Committee.

Initially, Ms. Keiko Fukahori, an outside director of Tanaka, was also appointed as a member of the Special Committee. However, considering the fact that Ms. Fukahori, while not concurrently serving as an officer or employee of Sumitomo, a party to the Share Exchange, served as an Executive Director of Koei Chemical Co., Ltd. (hereinafter referred to as “Koei Chemical”), a subsidiary of Sumitomo, until June 2023, it was found that certain doubts regarding the independence required of a member of the Special Committee could arise. Consequently, she resigned from the Special Committee effective October 17, 2025. Although Ms. Fukahori participated in the deliberations on the Inquiries as a member of the Special Committee for a certain period of time in the 1st to 8th meetings held up to October 17, 2025, considering the fact that (i) in the 9th meeting held after Ms. Fukahori's resignation, the three remaining members of the Special Committee, excluding Ms. Fukahori, have proceeded with the deliberations on the Inquiries from their respective independent positions as independent outside directors of Tanaka, (ii) all decisions regarding the opinions and policies of the Special Committee have been made unanimously by all members in the meetings of the Special Committee, (iii) there is no evidence Ms. Fukahori arbitrarily influenced the opinions of the Special Committee, and (iv) the opinions and policies formed so far would not be overturned based on Ms. Fukahori's involvement or lack thereof, it was determined that there is no need to carry out individual deliberation processes again with the three members above.

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(3)        Authorization to Participate in the Negotiation Process

Considering the purpose of establishing the Special Committee, it is desirable for the Special Committee to practically participate in the negotiation process regarding the transaction terms between a target company and an acquirer. In this regard, when resolving to establish the Special Committee, Tanaka’s board of directors granted the Special Committee authorization not only to personally negotiate with Sumitomo, but also, even when such negotiation is conducted by Tanaka’s employees/officers or advisors, to practically influence the negotiation process concerning the transaction terms through receiving timely reports on the status of the negotiation, expressing opinions and issuing instructions and/or requests, etc. at critical moments. Based on the above, the Special Committee has been practically involved in the negotiation process with Sumitomo as described in Section 3.3 below.

(4)        Granting Authorization to Approve Tanaka's External Advisors

When resolving to establish the Special Committee, Tanaka’s board of directors granted the Special Committee authorization to appoint its own external advisors, as necessary (the costs of which shall be borne by Tanaka in such cases), as well as authorization to appoint or approve (including ex-post-facto approval) external advisors nominated by Tanaka. In response, at its first meeting held on August 18, 2025, the Special Committee confirmed, through interviews with both parties, that the financial advisor and third-party calculation agency (Mitsubishi UFJ Morgan Stanley Securities) and the legal advisor (Citi-Yuwa Partners) nominated by Tanaka were both independent and possessed the necessary expertise, and then, approved each of them as advisors to Tanaka.

(5)       Granting Authorization for Information Gathering

When resolving to establish the Special Committee, Tanaka’s board of directors granted the Special Committee authorization to request all information necessary for giving advice from Tanaka's officers, employees and external advisors.

(6)       Positioning of the Advisory Report within Tanaka’s Board of Directors

Considering the purpose of establishing the Special Committee, it is desirable that the board of directors makes decisions with the utmost respect for the Special Committee's judgment after appropriately understanding such judgment. In this regard, Tanaka’s board of directors was resolved that, when resolving to establish the Special Committee, it shall give the utmost respect to the Special Committee's advice on the Inquiries in its board meeting discussing the Share Exchange, and that if the Special Committee determined that the transaction terms were inappropriate, the Share Exchange shall not proceed. The above demonstrates that considerations were given to ensure the effectiveness of the Special Committee's judgment.

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3.2        Obtaining of Independent Professional Advice by Tanaka from External Experts

3.2.1        Obtaining a Share Valuation Report from a Third-Party Calculation Agent

To ensure the fairness of the decision-making process regarding the Share Exchange Ratio, Tanaka appointed Mitsubishi UFJ Morgan Stanley Securities as a third-party calculation agent, independent from Sumitomo and Tanaka, requested such agent to calculate its share value, and obtained a share valuation report dated October 27, 2025. As described in Section 2.1.2 above, the calculation results in the valuation report are deemed to be reasonable to a certain extent.

It should be noted that Tanaka has not obtained an opinion from Mitsubishi UFJ Morgan Stanley Securities stating that the value per share of Tanaka is reasonable or fair from a financial point of view (fairness opinion). However, the M&A Guidelines also state that in Japan, the effectiveness of a fairness opinion as the Fairness-Securing Measures is not uniform across the cases, and whether or not such opinion is required should be determined based on the specific circumstances of individual M&A transactions. Based on the review process for this matter, the Special Committee does not recognize any circumstances that require obtaining a fairness opinion to evaluate the merits of the Share Exchange. The Special Committee believes that the fairness of the negotiation process and decision-making process concerning the Share Exchange is not negated by the absence of a fairness opinion.

3.2.2        Obtaining Advice from Legal Advisors

To ensure the fairness and appropriateness of the decision-making process of the board of directors regarding the Share Exchange, Tanaka appointed Citi-Yuwa Partners as its legal advisor, independent from Sumitomo and Tanaka and received legal advice on the process and methods of its board of directors' decision-making regarding the Share Exchange as well as other issues to be considered in making decisions related to the Share Exchange.

3.3        Specific Negotiation Process Regarding the Share Exchange Ratio

The specific negotiation process with Sumitomo regarding the Share Exchange Ratio is as described in Section 2.3 above. The Special Committee, after receiving timely reports on the course of events and the details of the discussions and negotiations with Sumitomo regarding the Share Exchange Ratio, discussed negotiation strategies and provided opinions to Tanaka, thereby practically participating in the negotiation process. From the perspective of considering the interests of Tanaka’s general shareholders, no particularly unreasonable aspects have been identified in such negotiation process.

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3.4        Non-Involvement of Persons with Special Interests

Among the seven directors of Tanaka, Mr. Tetsushi Kondo, who is the Representative Director, was employed by Sumitomo until March 2025, and Mr. Takanari Yamaguchi is concurrently serving as a Senior Managing Executive Officer of Sumitomo. Ms. Keiko Fukahori is concurrently serving as a part-time director of Koei Chemical, a subsidiary of Sumitomo, and served as an Executive Director of Koei Chemical until June 2023. Considering that Tanaka is a subsidiary of Sumitomo and that the Share Exchange is a transaction typically involving the issues of structural conflicts of interest and information asymmetry, and in order to eliminate the risk that deliberations and resolutions by Tanaka's Board of Directors might be influenced by these issues, the above three directors will not participate in the deliberations and resolutions concerning the Share Exchange at Tanaka’s board meeting scheduled for October 28, 2025. Furthermore, it is understood that the three directors above (in the case of Ms. Keiko Fukahori, after she resigned from the Special Committee) and the employees seconded from Sumitomo to Tanaka have not been involved in any discussions or negotiations with Sumitomo on behalf of Tanaka.

In addition, no facts have been identified that would suggest any individual whose independence from Sumitomo is questionable has unduly influenced Tanaka's decision-making in the process of discussions, deliberations and negotiations concerning the Share Exchange.

3.5        Ensuring Opportunities for Acquisition Proposals by Other Acquirers (Market Check)

It is understood that Sumitomo and Tanaka have not entered into any agreements, including deal protection provisions that prohibit Tanaka from contacting competing acquisition proposers other than Sumitomo, that would restrict competing acquisition proposers from contacting Tanaka. Furthermore, Tanaka's extraordinary shareholders' meeting to approve the share exchange agreement concerning the Share Exchange is scheduled to be held on December 25, 2025, approximately two months after the announcement of the Share Exchange. It is considered that, compared to other corporate acquisition cases, sufficient opportunity is provided for competing acquisition proposers and that therefore, an indirect market check is being implemented.

Furthermore, in acquisition of a subsidiary by a controlling shareholder, it is generally unlikely that a bona-fide counter proposal will be made (the M&A Guidelines also state that when the acquirer is a controlling shareholder, “the situations where a market check functions as the Fairness-Securing Measures are limited, and it is often considered that there is little significance in conducting one”). Therefore, given that Sumitomo, the controlling shareholder of Tanaka, is driving the implementation of the Share Exchange as a proposer of the Share Exchange, it is not deemed necessary for Tanaka to actively conduct a market check, and even if measures related to an active market check are not conducted, this alone does not constitute grounds for finding the procedures related to the Share Exchange lacking in fairness.

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3.6        Improvement for Provision of Information to General Shareholders and Enhancement of Transparency of Process

The press release regarding the Share Exchange will include disclosures in accordance with laws and regulations, and the timely disclosure rules of the Tokyo Stock Exchange. Additionally, certain disclosure will be made in relation to (i) information on the Special Committee (including information on the eligibility of its members, such as their independence and attributes; information on the deliberation process within the Special Committee and involvement in negotiation of transaction terms with Sumitomo; information on the details of the Advisory Report, etc.); (ii) information regarding the details of the share valuation report, and (iii) other information (including information regarding the process leading to the implementation of the Share Exchange, information regarding the background and purpose for choosing to conduct the Share Exchange at this particular time). Accordingly, it is recognized that information deemed appropriate for general shareholders to determine the appropriateness of the transaction terms, etc., is scheduled to be disclosed.

3.7        Elimination of Coerciveness

In the Share Exchange, no particular circumstances suggesting coercive pressure on general shareholders have been found in light of its transaction terms and procedures.

3.8        Absence of Majority-of-Minority Condition

A so-called Majority-of-Minority condition is not provided in the Share Exchange. However, it has been pointed out that in the cases where the acquiring party already holds a high percentage of the target company's shares, such as the case of acquisition of a subsidiary by a controlling shareholder, setting such a condition could potentially hinder the completion of M&A transactions that contribute to enhancing corporate value. Additionally, considering the fact that Sumitomo already owns 16,407,200 shares of Tanaka (ownership ratio: (*) 50.43%) and considering the details of the Fairness-Securing Measures described in Sections 3.1 through 3.7 above, the absence of the Majority-of-Minority condition in the Share Exchange is not considered unreasonable.

(*) “Ownership ratio” means the ratio against the number of shares (32,531,747 shares) calculated by deducting the number of treasury shares owned by Tanaka as of September 30, 2025 (1,253 shares) from the number of outstanding shares as of the same date as stated in the “Second Quarter (Interim) Financial Results for the Fiscal Year Ending March 2026 [Japanese GAAP] (Non-Consolidated)” reported by Tanaka on October 28, 2025 (32,533,000 shares) (rounded to two decimal places).

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3.9        Summary

Considering the above-mentioned facts comprehensively, it is deemed that fairness is ensured for the procedures concerning the Share Exchange.

Section 4         Considering the above (i) through (iii) above, whether it is fair for Tanaka’s general shareholders to decide the implementation of the Share Exchange.

Considering (i) to (iii) above, it is considered that fairness is ensured for Tanaka’s general shareholders in the decision to implement the Share Exchange.

End of Advisory Report

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Appendix

Progress of Proceedings

Date	Summary of Proceedings
1st Meeting: August 18, 2025

1.         Confirmation of the outline of this case

2.         Confirmation of whether the Fairness-Securing Measures are required

3.         Confirmation of the Special Committee's review structure

4.         Appointment and approval of external advisors, etc.

5.         Confirmation of Tanaka’s internal review structure

2nd Meeting: September 4, 2025	1. Explanation of Tanaka’s business plan
3rd Meeting: September 19, 2025	1. Explanation of initial preliminary calculation of Tanaka’s share value, etc. 2. Confirmation of inquiries to Sumitomo
4th Meeting: September 25, 2025	1. Explanation of revisions to Tanaka’s business plan 2. Explanation of changes to the initial preliminary calculation of Tanaka’s share value 3. Confirmation of inquiries to Tanaka
5th Meeting: October 1, 2025	1. Q&A session with Sumitomo
6th Meeting: October 7, 2025

1.         Confirmation of Sumitomo's proposal regarding the Share Exchange Ratio

2.         Consideration of Tanaka's negotiation policy

3.         Explanation of changes to the initial preliminary calculation of Tanaka’s share value

4.         Confirmation of whether updating of inquiries to Tanaka is required

7th Meeting: October 8, 2025	1. Q&A session with Tanaka
8th Meeting: October 14, 2025	1. Confirmation of Sumitomo's proposal regarding the Share Exchange Ratio 2. Consideration of Tanaka's negotiation policy 3. Confirmation of the outline of the Advisory Report
9th Meeting: October 21, 2025

1.       Consideration regarding resignation of Ms. Fukahori

2.       Confirmation of a proposal from Sumitomo regarding the Share Exchange Ratio

3.       Consideration of Tanaka’s negotiation policy

4.       Confirmation of the Advisory Report

10th Meeting: October 23, 2025

1.       Confirmation of a proposal from Sumitomo regarding the Share Exchange Ratio

2.       Consideration of Tanaka’s negotiation policy

3.       Reporting on the outcome of legal due diligence

4.       Confirmation of the Advisory Report

11th Meeting: October 27, 2025

1.       Confirmation of a proposal from Sumitomo regarding the Share Exchange Ratio

2.       Consideration of Tanaka’s negotiation policy

3.       Explanation of the calculation results of Tanaka’s share value

4.       Confirmation of a press release

5.       Confirmation of the Advisory Report

End of Appendix

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